Exhibit 4

FACILITY AGREEMENT
[Atlas/747-8F2011]
Dated as of
February 10, 2011
among
ATLAS AIR, INC.,
Borrower,
EACH LOAN PARTICIPANT
IDENTIFIED ON SCHEDULE I HERETO,
Loan Participants,
NORDDEUTSCHE LANDESBANK GIROZENTRALE,
as Agent,
and
BANK OF UTAH,
Security Trustee

Norddeutsche Landesbank Girozentrale
Credit Agricole Corporate and Investment Bank
BNP Paribas
DekaBank Deutsche Girozentrale
Underwriters

Re: Financing of Two Boeing 747-8F Aircraft

TABLE OF CONTENTS

		Page
SECTION 1	CERTAIN DEFINITIONS	1

SECTION 2	THE LOAN; BORROWER'S NOTICE OF DELIVERY DATES;
	CLOSING PROCEDURE	2

SECTION 3	LOAN ECONOMICS	6

SECTION 4	CONDITIONS	16

SECTION 5	CLOSING PROCEDURE	22

SECTION 6	EXTENT OF INTEREST OF HOLDERS	23

SECTION 7	REPRESENTATION AND WARRANTIES	23

SECTION 8	INDEMNITIES; ETC	27

SECTION 9	COVENANTS OF THE BORROWER	35

SECTION 10	NOTICES	38

SECTION 11	GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF
	JURY TRIAL	38

SECTION 12	INVOICES AND PAYMENT OF EXPENSES	39

SECTION 13	SECTION 1110 COMPLIANCE	40

SECTION 14	CONFIDENTIALITY	40

SECTION 15	NONDISTURBANCE	41

SECTION 16	MISCELLANEOUS	41

SECTION 17	PATRIOT ACT; MONEY LAUNDERING	44

SECTION 18	REGISTRATIONS WITH THE INTERNATIONAL REGISTRY	44

SECTION 19	THE AGENT	44

Schedules:
I.	Notice and Account Information
II.	Commitments
III.	Tax Provisions

Exhibit A -	Form of Borrowing Notice
Exhibit B -	Form of Assignment Agreement
Exhibit C -	Form of Loan Certificates
Exhibit D -	Form of Guarantee
Exhibit E -	Form of Mortgage

Appendix X -	Definitions and Rules of Usage

i

FACILITY AGREEMENT [Atlas/747-8F 2011]
     THIS FACILITY AGREEMENT [Atlas/747-8F 2011] (this “Agreement”) dated as of February 10, 2011 among (i) Atlas Air, Inc., a Delaware corporation (the “Borrower”), (ii) each Loan Participant identified on Schedule I hereto (collectively, together with their successors and permitted assigns, the “Loan Participants”), (iii) Norddeutsche Landesbank Girozentrale, as Agent hereunder (together with its successors hereunder in such capacity, the “Agent”) and (iv) Bank of Utah, as Security Trustee hereunder (together with its successors hereunder in such capacity, the “Security Trustee”).
W I T N E S S E T H:
     WHEREAS, certain terms are used herein as defined in Section 1 hereof; and
     WHEREAS, the Borrower will be acquiring certain Boeing 747-8F aircraft from the manufacturer thereof and intends to finance the payment of the purchase price therefor with, among other things, the proceeds of the loans to be made by the Loan Participants hereunder; and
     WHEREAS, the Loan Participants are willing to make such loans on the terms and conditions provided here, including the granting to the Security Trustee of a mortgage lien on such aircraft contemporaneously with the acquisition thereof pursuant to a Mortgage and Security Agreement in respect of each Designated Aircraft in substantially the form of Exhibit E hereto (prior to its execution and delivery, in the form of such Exhibit and, thereafter as executed and delivered (and thereafter supplemented), the “Mortgage”).
     NOW THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:
     SECTION 1 Certain Definitions.
     Except as otherwise defined in this Agreement, including its annexes, schedules and exhibits, terms used herein in capitalized form shall have the meanings attributed thereto in Appendix X to the Mortgage for each Designated Aircraft, as applicable, and the rules of usage specified therein shall be applicable to this Agreement. In addition, the following terms shall have the following meanings:
     “Designated Aircraft” shall mean one or both of the following, as the context requires:(i) the Boeing 747-8F aircraft bearing manufacturer’s serial number ____* and FAA registration No. ____* (“Aircraft No. 1”), equipped with four Engines, currently scheduled for delivery in July 2011, such aircraft being delivered to the Borrower under the Aircraft Purchase Agreement, and (ii) the Boeing 747-8F aircraft bearing manufacturer’s serial number ____ *

*	Manufacturer’s Serial Numbers and United States Registration Numbers to be advised.

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and FAA registration No.           * (“Aircraft No. 2”), equipped with four Engines, currently scheduled for delivery in September 2011, such aircraft being delivered to the Borrower under the Aircraft Purchase Agreement, each a “Designated Aircraft” and collectively, the “Designated Aircraft”. From and after the Delivery Date of each such aircraft, the term “Designated Aircraft” shall mean each such “Aircraft” as defined in its related Mortgage Supplement(s).
     “Applicable Margin” shall be (i) for any Type A Loan Certificate of any Series, the sum of the Liquidity Margin applicable to such Loan Certificate of such Series plus 1.65% per annum; and (ii) for any Type B Loan Certificate of any Series, 2.95% per annum, subject, in each case, to Section 3(b)(iv).
     “Appraisals” shall mean, for any Designated Aircraft, desktop appraisals of the Dollar base value (determined in accordance with standard ISTAT methodologies and assuming half-life condition of such Designated Aircraft obtained by the Borrower from the Appraisers at the Borrower’s own cost and expense.
     “Appraisers” shall mean Aircraft Value Analysis Company, Avitas, Inc. and Ascend Worldwide Ltd., or such other appraisal firm(s) agreed by the Borrower and the Agent.
     “Average Base Value” shall mean, for any Designated Aircraft and as at any date of determination, the average of base values set out in the Appraisals as calculated by the Agent.
     “Commitment Termination Date” for each Designated Aircraft shall be December 31, 2011.
     “Engines” shall mean (i) initially, as to any Designated Aircraft, the General Electric GEnx-2B67 engines originally installed thereon and (ii) at any later date of determination as to any Designated Aircraft, the “Engines” as defined in its associated Mortgage.
     “Participation Percentage” shall mean, for any Loan Participant, and for any Designated Aircraft, the percentage set next to the name of such Loan Participant for such Designated Aircraft on Schedule II hereto.
     SECTION 2 The Loan; Borrower’s Notice of Delivery Dates; Closing Procedure.
          (a) Commitment; Loan Certificates; Special Funding Elections.
               (i) Subject to the terms and conditions of this Agreement, each Loan Participant agrees to make a secured loan to the Borrower in respect of each Designated Aircraft (herein called, for such Designated Aircraft, a “Loan”) on a date to be designated pursuant to Section 2(b)(i) hereof, but in no event later than the Commitment Termination Date for such Designated Aircraft, in an amount in Dollars up to its

*	Manufacturer’s Serial Numbers and United States Registration Numbers to be advised.

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Participation Percentage multiplied by the lesser of (i) $120,000,000 and (ii) 75% of the Average Base Value of such Designated Aircraft, as such Average Base Value is determined on or about, but no earlier than, the date that is 35 days prior to the Delivery Date of such Designated Aircraft (for any Loan Participant, and for any Designated Aircraft, its “Commitment” for such Designated Aircraft), and to receive, as evidence of each Loan, Loan Certificate(s) of the applicable Type and Series in the amount of such Loan.
               (ii) The Loan Certificates shall be issued by reference to a particular “Type” and “Series”. The “Type” of any Loan Certificate, designated as “Type A” or “Type B”. shall indicate whether such Loan Certificate is held by a Type A Loan Participant or a Type B Loan Participant The “Series” of any Loan Certificate shall indicate the Designated Aircraft in respect of which such Loan Certificate was issued, with a particular Series being denoted by reference to such Designated Aircraft’s manufacturer serial number. The Type and Series of a Loan Certificate shall be indicated on the face of such Loan Certificate. Each Loan and the related Commitment may be designated as being of a Type and Series of its related Loan Certificates.
               (iii) Schedule I hereto sets out the Type of Loan Certificates that each Loan Participant has irrevocably elected to receive on behalf of itself and its successors and assigns. Any Loan Certificate initially issued to a Type A Loan Participant shall be and remain a Type A Loan Certificate, and any Loan Certificate initially issued to a Type B Loan Participant shall be and remain a Type B Loan Certificate. A Loan Certificate, once issued as a particular Type, shall only be transferred and reissued as such Type, entitling its Holder to the rights, and subjecting such Holder to the obligations, applicable to such Type only, as further set forth herein.
          (b) Funding Procedures.
               (i) In connection with the financing of each Designated Aircraft hereunder, the Borrower agrees to give the Agent at least three (or, in the case the Borrower elects to have the related Loan bear interest at a Fixed Rate, five) Business Days’ prior written notice (which notice, to be effective on any Business Day, must be received no later than 9:00 a.m. New York time) of the anticipated Delivery Date for such Designated Aircraft (for any Designated Aircraft and its related Series, its “Funding Date”), which date shall be a Business Day not later than the Commitment Termination Date, and which notice shall be in substantially the form of the Notice of Borrowing attached hereto as Exhibit A. Unless previously elected pursuant to Section 3(b)(iii)(5) or 3(c)(ii), respectively, the Notice of Borrowing shall if desired by the Borrower, identify whether the Borrower elects a Fixed Rate to be applicable to the related Loan. The Agent shall promptly provide a copy of such Notice of Borrowing to the relevant Loan Participants.
               (ii) In order to facilitate the timely closing of the transactions contemplated hereby, for each Designated Aircraft, the Borrower, by delivery of the Notice of Borrowing for such Designated Aircraft to the Agent, irrevocably instructs the Loan Participants to: (A) wire transfer (for receipt by no later than 9:00 a.m. New York

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City time) on the Funding Date for such Designated Aircraft its Commitment for such Designated Aircraft by the wiring of immediately available funds (reference: Atlas/747-8F 2011) to the account of the Security Trustee specified on Schedule I (the “Account”); (B) in the case of any Type A Loan Participant, enter into arrangements to establish its Liquidity Margin for the related Loan (if it has not already done so); and (C) if the Borrower shall have elected a Fixed Rate, enter into a Swap Transaction on the terms set forth herein for its portion of such Designated Aircraft’s Loan (if it has not already done so).
               (iii) The funds so paid by each such Loan Participant (the “Deposit”) into the Account for any Designated Aircraft are to be held by the Security Trustee for account of such Loan Participant. Subject to paragraph (vi) below, upon the satisfaction (as determined by each Loan Participant) of the conditions precedent set forth in Section 4 hereof in respect of the applicable Designated Aircraft, such Loan Participant (or its special counsel acting on its behalf) shall instruct the Security Trustee to disburse the Deposit for application of its Commitment for such Designated Aircraft in the financing as contemplated by Section 2(c) hereof.
               (iv) If, for any reason, the Designated Aircraft to be financed hereunder on its Funding Date shall not be so financed, the Deposit for such Designated Aircraft, and earnings thereon, will be invested and reinvested by the Security Trustee at the sole direction, for the account, and at the risk of the Borrower in an overnight investment selected by the Borrower and reasonably acceptable to the Agent and the Security Trustee. Upon the Borrower’s oral (to be confirmed in writing) instructions, earnings on any such investments shall be applied to the Borrower’s payment obligations to each Loan Participant under this Section 2(b) to the extent of such earnings.
               (v) If the actual Delivery Date for any Designated Aircraft is a date falling after the Funding Date for such Designated Aircraft, the Borrower shall pay interest hereunder to each Loan Participant on the amount of its Deposit transferred to the Security Trustee for each Loan Certificate as indicated on Schedule 1 to the Notice of Borrowing for the period from and including the Funding Date for such Designated Aircraft to but excluding the earlier of (A) the Delivery Date for such Designated Aircraft or (B) the Cutoff Date (as defined below). For each Loan Participant, such interest shall accrue on the amount of such Loan Participant’s Commitment at the applicable Applicable Rate established for such Loan. Interest on the Commitments accrued pursuant to the preceding sentence shall (I) if accrued to the Delivery Date for the applicable Designated Aircraft, be paid on the first Interest Payment Date for such Aircraft and (II) if accrued to the Cutoff Date, be due and payable to each Loan Participant on such date.
               (vi) If for any reason, other than the failure of any Loan Participant to comply with the terms hereof, the Delivery Date for any Designated Aircraft shall not have occurred on or prior to five Business Days after the Funding Date for such Designated Aircraft (the “Cutoff Date”), the Borrower hereby irrevocably agrees that such Loan Participant may cancel, terminate or otherwise unwind its funding arrangements made in the London interbank market or otherwise to fund its Commitment

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on the Funding Date for such Designated Aircraft (including, for any Type A Loan Participant, its related liquidity arrangements) and, if applicable, such Loan Participant may cancel, terminate or otherwise unwind the related Swap Transaction, and such Loan Participant may notify the Security Trustee thereof, and the Security Trustee shall return its Commitment for such Designated Aircraft to it, subject, however, to such Loan Participant’s continuing commitment to fund as provided herein.
               (vii) In the event of the occurrence of the events described in paragraph (vi) above, the Borrower agrees to pay promptly (but in any event within three Business Days of the relevant Cutoff Date):
(A)	any Break Amount incurred by the relevant Loan Participant (for which purpose such Loan Participant shall be deemed to have the amount of its Commitment prepaid as a funded Loan); and

(B)	without duplication of the amounts covered by the preceding clause (A), all reasonable out-of-pocket costs and expenses incurred by such Loan Participant (including, without limitation, reasonable legal costs and expenses) to the extent payable pursuant to Section 12 hereof.
          (c) Subject to the terms and conditions of this Agreement, and simultaneous with receipt by the Borrower of the Loan for any Designated Aircraft pursuant to this Section 2, the Borrower shall authorize the delivery and filing for record at the FAA of the Mortgage and/or the related Mortgage Supplement for such Designated Aircraft. On the Delivery Date for each Designated Aircraft specified in the Borrower’s notice referred to in Section 2(b)(i), subject to the terms and conditions of this Agreement, each Loan Participant agrees, and hereby directs the Security Trustee, to pay the amount of its Commitment for the Aircraft to the Borrower by wire transferring such amounts to the Aircraft Manufacturer’s account identified by the Borrower in the Notice of Borrowing, or to such other account as the Borrower shall direct the Security Trustee in writing, upon closing.
          (d) If an Event of Default shall have occurred and be continuing (i) in me case of an Event of Default described in Section 8.06 or 8.07 of the Mortgage, the Commitments in respect of each Designated Aircraft shall automatically terminate (without any notice or other act by the Agent or any Loan Participant) and (ii) in the case of any other Event of Default, the Agent, acting on instruction of the Majority in Interest of Holders, may terminate the Commitments in respect of any Designated Aircraft by notifying the Borrower thereof, whereupon, in the case of a Type A Loan Participant, Liquidity Break Amount, if any, shall be payable as provided in Section 3(c)(ii).
          (e) The closing with respect to the financing of each Designated Aircraft shall take place at the offices of Vedder Price P.C., 1633 Broadway, New York, New York 10019.
     SECTION 3 Loan Economics.
          (a) Principal Amortization. Annex A for the Loan Certificates for the Series issued in respect of any Designated Aircraft (and the related Schedule 1 of the Mortgage

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Supplement for such Designated Aircraft) shall be calculated using a mortgage-style (level payments of principal and interest) methodology utilizing the Benchmark Rate for such Loan Certificates and amortizing as follows: the Loan Certificates of each Series shall amortize over twelve years on a quarterly basis on each Interest Payment Date (the first such amortizing payment to be made on the first Interest Payment Date next following the Funding Date of such Loan) to a balloon payment of $30,000,000 (in aggregate principal amount for all Loan Certificates for such Series) payable on the last (48th) such installment. The “Benchmark Rate” for the Loan Certificates of each Series shall be: the lesser of (A) (1) if the Borrower shall have elected to have the related Loan initially bear interest at a Fixed Rate, pursuant to Section 3(b) hereof, the blended Fixed Rate payable on the Type A Loan Certificates and the Type B Loan Certificates; or (2) if the Borrower shall not have so elected, the blended initial Floating Rate payable on the Type A Loan Certificates and the Type B Loan Certificates and (B) 7% per annum. The Agent, using the Benchmark Rate as so determined, shall determine the Annex A for the Loan Certificates of each Series (and the related Schedule 1 of the Mortgage Supplement for the related Aircraft) on the basis specified in this Section 3(a) and shall confirm such proposed schedules with the Borrower. Promptly after the determination thereof, the Agent shall advise the Borrower and the applicable Loan Participants of the Benchmark Rate and resulting amortization schedules.
          (b) Interest. The Borrower shall, subject to the terms and conditions of this Section 3(b), have the right to select an initial Floating Rate or a Fixed Rate for the Loan.
               (i) Floating Rate. If the Borrower shall not have notified the Loan Participants of its request, pursuant to the Notice of Borrowing for any Designated Aircraft, to have the Loan bear interest at a fixed rate, then the Applicable Rate for each Loan and related Series of Loan Certificates shall be, for each Interest Period relating to such Series, the Floating Rate for such Interest Period. Interest on each Loan payable by reference to the Floating Rate shall be payable quarterly in arrears on each Interest Payment Date relating to such Series and shall be calculated on the basis of a year of 360 days and actual number of days elapsed.
               (ii) Fixed Rate Setting. The Borrower may notify the Agent of its request, pursuant to the Notice of Borrowing for the Loan in respect of any Designated Aircraft, to have such Loan bear interest at a fixed rate (a “Fixed Rate Notice”), which Fixed Rate shall be fixed two Business Days prior to the Funding Date of such Designated Aircraft and be effective on such Funding Date (the “Swap Effective Date”). Upon delivery by the Borrower of a Fixed Rate Notice to the Agent, the following procedures shall apply to determine the “Swap Rate”:
                    (1) The Agent will notify the Loan Participants of the Swap Effective Date and provide a copy of the Fixed Rate Notice to each thereof. No later than 10:00 a.m. New York time on the fourth Business Day prior to the Funding Date for the applicable Designated Aircraft, the Agent will notify the Borrower (with a copy to the Loan Participants) of a single fixed rate of interest (the “Agent Quote”) for the Swap Rate applicable to the Loan for such Designated Aircraft. The Agent Quote shall be agreed to by each Loan Participant and shall be derived on the basis of an Internal Swap Transaction

[Facility Agreement [Atlas/747-8F 2011]]
(giving effect to the anticipated amortization, maturity and Swap Effective Date of such Loan). In accordance with timing procedures to be agreed, the Borrower shall either accept or reject the Agent Quote; provided, that acceptance of the Agent Quote over the telephone shall be deemed a legally valid and binding acceptance thereof by the Borrower. If the Borrower accepts such Agent Quote, such interest rate will be the “Swap Rate” for the applicable Loan effective on the Swap Effective Date.
                    (2) The Agent shall promptly notify the Loan Participants and Security Trustee of the Swap Rate, if any, for the applicable Loan determined in accordance with the above procedures.
                    (3) During the period prior to the Funding Date in respect of any Designated Aircraft, the parties hereto will further contemplate entering into a mutually acceptable arrangement designed to enable the Borrower to hedge or otherwise lock-in an interest rate in respect of the Loan to be made on such Funding Date on a forward basis.
                    (iii) Fixed Rate. If the Applicable Rate for any Series of Loan Certificates and the related Loan is a Fixed Rate:
                    (1) Interest on the Loan shall be payable quarterly in arrears on each Interest Payment Date and shall be calculated on the basis of a year of 360 day year consisting of 12 30-day months.
                    (2) The Fixed Rate on a Fixed Rate Loan shall be subject to adjustment as provided in clause (v) below.
                    (3) On the date (i) of any prepayment of Loan Certificates pursuant to the Mortgage or (ii) of any acceleration of Loan Certificates pursuant to the Mortgage, the Agent will request that each relevant Swap Counterparty settle-out (or mark-to-market) its Swap Transaction in whole or in part (in the case of a partial prepayment of Loan Certificates, and to the extent thereof) and in furtherance thereof use commercially reasonable efforts to cause such Loan Participant to advise the Agent and the Borrower by 11:00 a.m., New York time, on such date (the “Settlement Date”) of the Swap Break Amount applicable to such event.
                    (4) Each Loan Participant agrees that, so long as no Special Default or Event of Default shall have occurred and be continuing, it shall promptly pay to the Borrower at such account as the Borrower may specify any Swap Breakage Gain in respect of any Series of Loan Certificates (or its related Commitment), except that it may first deduct therefrom any amounts then due to it (or the other Loan Participants) under the Operative Documents and apply any amount so retained to the satisfaction thereof. Each Holder may retain any Swap Breakage Gain that arises after the occurrence of an Event of Default or a Special Default as security for the obligations of the Borrower until the earlier of (i) the

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date that such Event of Default or Special Default is cured by the Borrower, promptly following which date such amount shall be paid over to the Borrower, or (ii) the date that Section 9.07 of the Mortgage shall be applicable, promptly following which date such amounts shall be remitted to the Security Trustee for application as provided in such Section 9.07.
                    (5) Upon the request of the Borrower to the Agent, the Agent shall obtain from each Loan Participant a good faith written estimate of the Swap Breakage Loss or Swap Breakage Gain, as the case may be, in connection with the occurrence, or anticipated occurrence, of any event contemplated by the Operative Documents that might give rise to an obligation to pay Swap Breakage Loss or to receive Swap Breakage Gain.
                    (6) Upon determination by a Loan Participant of any Swap Breakage Loss or Swap Breakage Gain payable to or by it, as the case may be, such Loan Participant will provide to the Borrower a certificate, certifying such Swap Breakage Loss or Swap Breakage Gain, which certified amount shall be determined in accordance with the procedures set out in the definition of “Swap Break Amount”.
               (iv) Margin Adjustment.
                    (1) The Applicable Margin is subject to adjustment for each Loan Participant to preserve such Loan Participant’s net return on capital based on its internal risk models if and to the extent the Aircraft is reregistered outside of an Approved Country (as defined below) and the resulting security package fails to provide (i) to the Security Trustee the same degree and quality of security as available under the law of an Approved Country and (ii) to such Loan Participant the Basel II treatment and the Basel III treatment (each as internally determined in good faith by such Loan Participant) required to support the internal risk “score” afforded by such resulting security package. Any determination of a need for such an adjustment shall be communicated to the Security Trustee and the Borrower promptly following notice by the Borrower of any such reregistration (either proposed or actual) and shall be effective immediately upon such reregistration. The determination of any such adjustment by a Loan Participant (including as to its internal modeling and Basel II and/or Basel III application) shall be conclusive absent fraud or manifest error. Any such adjustment may be to increase or to decrease the Applicable Margin, and the Loan Participants agree to recalculate any applicable adjustment at the time of any reregistration; provided that the Applicable Margin shall automatically revert to the original “Applicable Margin” hereunder in the event the Aircraft is reregistered in an Approved Country. “Approved Country” means any of the United Kingdom and the United States; provided that any such country shall upon 90 days written notice from the Agent to the Borrower cease to be an Approved Country if there shall have occurred therein a change in law or interpretation that has a material adverse effect on the grant, perfection, priority or enforceability of liens on aircraft collateral registered in such country. Notwithstanding anything to

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the contrary contained herein, no upward adjustment of the Applicable Margin by any Loan Participant pursuant to this Section 3(b)(iv)(l) shall exceed the highest adjustment as would be applicable to a Loan Participant domiciled in any of France, Germany, the Netherlands, the United Kingdom or the United States.
                    (2) A Loan Participant intending to make a claim for an Applicable Margin adjustment pursuant to Section 3(b)(iv)(l) shall, within 30 days after receipt of written notice of any proposed or actual reregistration, provide written notice to the Agent and the Borrower in writing of the event by reason of which it is entitled to do so (the “Adjustment Notice”); provided, that: (x) the Adjustment Notice shall describe the events giving rise to such adjustment, the basis for determining such adjustment and the amount thereof, together with a statement that the determinations made in respect of such adjustment comply with the provisions of this Section 3(b)(iv); and (y) such Loan Participant shall not be required to disclose any confidential information relating to the organization of its affairs, or its capital structure or return on capital.
               (v) Fixed Rate Adjustment. If any Series of Loan Certificates and the related Loan shall bear interest at a Fixed Rate, such rate shall be as provided in the definition of Fixed Rate, adjusted automatically by the amount of any increase or decrease of the Applicable Margin as determined pursuant to clause (iv) above. Any adjustment effected by the preceding sentence shall be calculated by the Agent, shall be notified promptly to the Security Trustee and the Borrower and the Loan Participants, and such calculation shall be conclusive absent manifest error.
               (vi) Past Due Interest. All amounts due and payable by Borrower under the Operative Documents that are not paid when due shall bear interest at the Past Due Rate, payable on demand.
          (c) Liquidity Costs.
               (i) Subject to clause (ii) below, the Liquidity Margin for the Type A Loan Certificates and the related Loan in respect of any Series shall be established two Business Days prior to the Delivery Date for such Designated Aircraft.
               (ii) The Liquidity Margin for the Type A Loan Certificates and the related Loan for any Series may be “forward fixed” by the Borrower upon request to the Type A Loan Participants. Insofar as the actual Funding Date for the Loan to be made in respect of such Designated Aircraft is unknown, the related Liquidity Margin will have built-in flexibility to allow the Funding Date to occur within a period commencing on or about the anticipated delivery date of such Designated Aircraft and ending on the Commitment Termination Date for such Designated Aircraft (or such earlier date designated by the Borrower), and the related Liquidity Margin will be priced accordingly.
          (d) Structuring Fees. The Borrower agrees to pay to, or for account of, the Underwriters the structuring fee as specified in the Fee Letter.

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          (e) Commitment Fees. The Borrower agrees to pay a commitment fee to the Security Trustee for account of the Loan Participants in an amount equal to 85 basis points per annum, calculated on the basis of a year of 360 days and actual days elapsed in respect of the unutilized maximum Commitments of the Loan Participants for each Designated Aircraft. Accrued commitment fees shall be payable (i) quarterly on the 10th day of each April, July, October and, if the Commitments in respect of each Designated Aircraft have not been fully drawn by such date, the Commitment Termination Date (or, if any such day is not a Business Day, the next following Business Day) and (ii) on the Delivery Date of such Designated Aircraft. Commitment fees for any Designated Aircraft shall commence their accrual from and including the date hereof and shall continue to accrue to but excluding the earlier of (x) the date of the making of the Loan in respect of such Designated Aircraft to be financed hereunder or (y) the Commitment Termination Date for such Designated Aircraft. The Security Trustee agrees to pay to each Loan Participant such Loan Participant’s commitment fee received by it promptly following receipt thereof. Commitment fees shall be non-refundable.
          (f) Agency Fee. The Borrower agrees to pay an agency fee to the Agent in an amount equal to $3500 per year, which fee shall be payable annually in advance to the Agent on the date of the making of the Loan in respect of the first Designated Aircraft to be financed hereunder and each of the anniversary dates thereof (or, if such day is not a Business Day, the next following Business Day). Such fee shall not be refundable. The agency fee specified in this Section 3(f) shall cease to be payable to the Agent from and after the date the Loan Certificates in respect of each Designated Aircraft shall have been paid in full.
          (g) LIBOR Break Amounts. The Borrower shall indemnify each Loan Participant against any cost, loss or liability incurred by that Loan Participant or deemed incurred by that Loan Participant under this Section 3(g) (characterized as a “negative” LIBOR Break Amount) as a result of:
          (i) funding, or making arrangements to fund, its participation in an Advance requested by the Borrower in a Notice of Borrowing for any Designated Aircraft but not made for any reason (other than by reason of default by that Loan Participant alone);
          (ii) the Loan (or part of the Loan) for any Designated Aircraft being repaid on a date other than an Interest Payment Date;
          (iii) the Maturity Date of the Loan for any Designated Aircraft not being also an Interest Payment Date; or
          (iv) the Loan (or part of the Loan) for any Designated Aircraft not being prepaid in accordance with a notice of prepayment given by the Borrower, in each case including, without limitation, in relation to funds borrowed or mobilized, the liquidation or redeployment of any deposits taken or made, and/or the loss of margin, which amount shall be payable on the dates specified herein for payment of LIBOR Break Amount. All “negative” LIBOR Break Amounts hereunder shall be equal to the excess, if any, of (i) the amount of interest that otherwise would have accrued on the principal amount so paid, prepaid or

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not borrowed for the period from the date of such payment, prepayment or failure to borrow to the last day of the then current Interest Period for the Loan in respect of the applicable Designated Aircraft (or, in the case of a failure to borrow, the Interest Period for such Loan that would have commenced on the date specified for such borrowing) at the applicable LIBOR rate provided for herein (excluding the Applicable Margin) over (ii) the amount of interest that otherwise would have accrued on such principal amount at a rate per annum equal to the interest component of the amount the applicable Loan Participant would have bid in the London interbank market for Dollar deposits of leading banks in amounts comparable to such principal amount and with maturities comparable to such period (as reasonably determined by such Loan Participant). Any amount payable by Borrower under this Section 3(g) shall be referred to as a “LIBOR Break Amount”.
          (h) Liquidity Break Amount. The Borrower shall indemnify each Type A Loan Participant against any cost, loss or liability incurred by that Type A Loan Participant or deemed incurred by that Type A Loan Participant under this Section 3(h) as a result of any Liquidity Event. The amount of such indemnity shall be determined for each Series (or its related Commitment), and shall be equal to the cumulative amount of the present values of the interest amount for each (whole or partial) Interest Period relating to such Series as to which a Liquidity Margin applies and which succeeds the date of such Liquidity Event, calculated at a per annum rate equal to the Liquidity Reserve Differential that would have accrued and been payable on the last day of such Interest Period on the amount so paid or prepaid or Commitment cancelled in respect of such Series over the remaining balance of the refinancing term (through the Maturity Date for such Series) of such Loan. Any calculation by an affected Type A Loan Participant required by this definition shall be conclusive (and without the necessity for such Type A Loan Participant to disclose the manner or inputs for its determining the same); provided, that such affected Type A Loan Participant will furnish to the Borrower an officer’s certificate from a duly authorized officer stating that Liquidity Break Amount has been incurred and listing the Liquidity Break Amount, which furnishing of such amount in such officer’s certificate shall be deemed a certification by such Type A Loan Participant that the determinants for calculating the Liquidity Reserve Differential were based on its Treasury-assessed liquidity costs as at the applicable dates and that the calculation thereof was made on a non-discriminatory basis and in accordance with this provision; there will be no further calculation or disclosure of refinancing practice in order to evidence or verify the actual liquidity breakage losses. There shall be no “Liquidity Breakage Gain”. Interest calculated as aforesaid shall be computed on the basis of a year of 360 days and actual number of days elapsed. The amount of such indemnity shall be determined by each Type A Loan Participant and shall be conclusive absent manifest error; provided that the furnishing by any Type A Loan Participant of any Liquidity Reserve Differential amount shall be deemed a certification by such Type A Loan Participant that the determinants for calculating the Liquidity Reserve Differential were based on its Treasury-assessed liquidity costs as at the applicable dates, that such assessment was made on a nondiscriminatory basis, and that the calculation thereof was made in accordance with this Agreement. Any amount payable by Borrower under this Section 3(h) shall be referred to as a “Liquidity Break Amount”. As amongst the Type A Loan Participants, insofar as the Liquidity Break Amount is calculated on the weighted average of their individual Liquidity Margins, the Liquidity Break Amount payable to each Type A Loan Participant shall be paid to them on the basis of their individual Liquidity Margins, and the Security Trustee agrees to make payments on account of the Liquidity Break Amount to each Type A Loan Participant accordingly, it being

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agreed that the Security Trustee may rely on the written direction of the Agent for the allocation of such amounts.
          (i) LTV Test.
                     (i) An LTV Test will be performed on each Designated Aircraft on:
                    (1) The fourth anniversary of the Delivery Date for such Designated Aircraft (the “First LTV Test Date”): and
                    (2) The eighth anniversary of the Delivery Date for such Designated Aircraft (the “Second LTV Test Date”: the First LTV Test Date and the Second LTV Test Date being referred to collectively herein as the “LTV Test Dates”).
               (ii) When an LTV Test is conducted for any Designated Aircraft pursuant to the preceding paragraph (i), and the resulting LTV for such Designated Aircraft is more than (x) in the case of the First LTV Test Date, 83.75% or (y) in the case of the Second LTV Test Date, 73.75%, then the Borrower shall prepay the Loans in respect of such Designated Aircraft on the Interest Payment Date falling on or about the applicable LTV Test Date in an amount necessary to reduce the LTV for such Designated Aircraft to the stipulated percentage, such prepayment to be accompanied by accrued interest thereon and any associated Break Amount (other than any Liquidity Break Amount, which shall not be payable in connection with any such prepayment).
               (iii) The loan to value test (the “LTV Test”) will be calculated as the percentage (the “LTV”) derived by dividing the then outstanding Loan in respect of the Series relating to any Designated Aircraft by the arithmetic average of the Dollar base values (determined in accordance with standard ISTAT methodologies) of such Designated Aircraft as determined by a desktop half-life appraisal by each of Ascend, AVITAS and AVAC, each of which appraisals shall be dated ten Business Days prior to the applicable LTV Test Date.
               (iv) Each LTV Test will be arranged by the Agent in a manner such that the results thereof will be available no later than ten Business Days prior to the applicable LTV Test Date, and the costs of the related appraisals shall be paid by the Borrower.
               (v) The principal amounts to be prepaid under Section 3(i)(ii) above in respect of the Loan of any Series shall be applied pro rata amongst all remaining installments of such Loan; provided that, at the Borrower’s option and subject to payment by the Borrower of any associated Break Amount (calculated as though the related Loan Certificates were being repaid and reborrowed with the resulting amortization schedule as hereafter provided), the Borrower may direct the Agent to recalculate the amortization schedules for the Loan Certificates in respect of such Series to provide that the remaining principal amount is repaid on a level mortgage-style basis calculated on the same basis as the original amortization schedule for the Loans in respect of such Series as provided in Section 3(a) hereof. If such amortization schedules are so recalculated and the Borrower

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has approved them, the resulting schedules shall be incorporated in the related Loan Certificates by an allonge executed and delivered by the Borrower, and the related amortization schedule attached to the related Mortgage Supplement shall be amended by an appropriate instrument prepared by the Agent and reasonably satisfactory to the Borrower.
          (j) Right of Repayment and Cancellation in Relation to a Single Loan Participant. If:
                    (1) any sum payable to any Loan Participant by the Borrower is required to be increased under paragraph (d) of Schedule III hereto; or
                    (2) any Loan Participant claims indemnification from the Borrower under Section 8(c) hereof, or
                    (3) the Market Disruption Floating Interest Rate or the Market Disruption Fixed Interest Rate quoted by any Type B Loan Participant after the occurrence of a Market Disruption Event is deemed unacceptably high by the Borrower, acting reasonably;
then the Borrower may, while the circumstance giving rise to the requirement or indemnification continues, upon not less than 30 days (or such shorter period as the relevant Loan Participant may agree) prior notice to the Agent and such Loan Participant either (1) cancel the commitment of that Loan Participant and repay that Loan Participant’s Loans together with accrued Commitment Fee, if any, accrued interest thereon, Break Amount, if any, the Prepayment Fee, if any, and such Loan Participant’s allocable share of all other amounts due and owing by the Borrower under the Operative Documents or (2) cause that Loan Participant to transfer its Loans, Commitments and other rights and obligations hereunder to a transferee designated by the Borrower and permitted under Section 16(c) for a purchase price equal to the outstanding amount of principal owed to such Loan Participant as of the relevant date of transfer together with any accrued and unpaid Commitment Fee, accrued interest, Break Amount thereon and the Prepayment Fee, if any. In the case of any prepayment effected pursuant to clause (1) or (2) of this Section 3(j), (x) in respect of the Break Amount payable to any Type A Loan Participant in association therewith, only 50% of the component thereof constituting Liquidity Break Amount shall be payable; provided, that, as to any such Liquidity Break Amount calculation, the Liquidity Reserve Differential shall not include the reduction of 0.25% per annum set forth in the definition thereof and (y) in respect of the Prepayment Fee (if any) payable to any Type B Loan Participant in association therewith, only 50% of such Prepayment Fee shall be payable.
          (k) Yield Protection.
           (i) If with respect to any Interest Period relating to any Series and any Type B Loan Certificate of such Series:
                    (1) the Agent (acting on advice of the Type B Loan Participants, each acting reasonably and in good faith) determines (which determination shall be binding and conclusive on all parties) that, by reason of circumstances affecting the London interbank market or any other applicable

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financial market, adequate and reasonable means do not exist for ascertaining the LIBOR rate for such period; or
          (2) the Holder of such Type B Loan Certificate, acting reasonably and in good faith, advises the Agent that the LIBOR rate as determined in accordance with the provisions of the Mortgage will not adequately and fairly reflect the cost to such Holder of maintaining or funding its Loan in line with prudent banking practice for such Interest Period; provided, that such inadequacy is the result of circumstances affecting the relevant interbank market generally and is not directly and solely the result of a deterioration in the financial condition of such Holder,
(each, a “Market Disruption Event”), then (x) the Agent shall promptly notify the Borrower and (y) so long as such circumstances shall continue, the portion of the Loan that relates to such Type B Loan Certificate shall bear interest, for each Interest Period of the related Series (A) in the case of a Floating Rate Loan, at the cost of funds of such Holder for such Interest Period (determined as provided in paragraph (ii) below), expressed as a percentage rate per annum, plus the Applicable Margin (applicable to Type B Loan Certificates of such Series) (the “Market Disruption Floating Interest Rate”) and (B) in the case of a Fixed Rate Loan, at the Fixed Rate applicable to such Type and Series of Loan Certificates plus an amount equal to the difference of (I) the cost of funds of such Holder for such Interest Period (determined as provided in paragraph (ii) below), expressed as a percentage rate per annum minus (II) the LIBOR rate for such Interest Period (the “Market Disruption Fixed Interest Rate”).
          (ii) If the provisions of this Section 3(k) are applicable, then each affected Holder shall report, as provided in paragraph (iv) below, to the Agent its cost of funds for such Interest Period and, based on the report of each such Holder as to such cost of funds, the Agent shall calculate the weighted average thereof. Promptly following the calculation of such average, the Agent shall advise the Borrower and the affected Holders thereof.
          (iii) The report by any Holder of a Type B Loan Certificate to the Agent of its cost of funds for any Interest Period shall be conclusive, absent manifest error, and shall constitute a certification by such Holder that the interest rate so provided is an accurate, fair and non-discriminatory calculation of its Treasury-assessed funding costs for such period.
          (iv) If the provisions of this Section 3(k) are applicable, each Type B Loan Participant shall report to the Agent its cost of funds for each affected Interest Period as soon as practicable and, in any event, prior to the first day of such Interest Period (or promptly thereafter); provided that if such Type B Loan Participant is not able to obtain deposits in the London interbank (or other relevant) market matching such Interest Period, notice of its cost of funds rate shall be provided as follows: (i) prior to the first day of such Interest Period (or promptly thereafter), such Type B Loan Participant shall provide to the Agent an approximation of the cost to such Type B Loan Participant of such funding for such Interest Period; and (ii) prior to the last day of such Interest Period (or earlier, to the extent practicable if deposits of a duration longer than

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one day are obtained), such Type B Loan Participant shall provide to the Agent the actual cost to such Type B Loan Participant of such funding for such Interest Period.
          (v) Notwithstanding Section 2.06 of the Mortgage (or any other provision in the Operative Documents requiring that interest be paid on a pro rata basis), in respect of each Interest Period of the related Series with respect to which a Market Disruption Event shall be applicable, the Security Trustee shall pay to each affected Holder of such Series from the funds provided by the Borrower pursuant to the preceding clause (ii) interest on the portion of the Loan that relates to the Type B Loan Certificate of such Series held by such Holder at the Market Disruption Floating Interest Rate applicable to such Holder or the Market Disruption Fixed Interest Rate applicable to such Holder, as the case may be, provided in clause (i) above for such Holder.
          (vi) All amounts payable under this Section 3(k) shall be calculated on the basis of a year of 360 days and actual number of days elapsed.
          (1) Alternative Basis. If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest payable in respect of Type B Loan Certificates, provided that any alternative basis agreed shall, with the prior consent of each affected Type B Loan Participant and the Borrower, be binding on all parties. For the avoidance of doubt, during any such period of negotiation, the Borrower shall be required to perform its obligations under the preceding paragraph (k).
          (m) Manner of Payment. All amounts payable by the Borrower under this Agreement shall be payable without setoff or counterclaim in immediately available funds to the Person entitled thereto, and to such Person’s account specified on Schedule I or as otherwise directed.
SECTION 4 Conditions.
          (a) Conditions Precedent to the Effectiveness of the Commitments. It is agreed that the respective Commitments of each Loan Participant in respect of each Designated Aircraft and the effectiveness of this Agreement is subject to the satisfaction of the following conditions precedent:
          (i) The following documents shall have been duly authorized, executed and delivered by the respective party or parties thereto, shall each be satisfactory in form and substance to such Loan Participant and shall be in full force and effect and executed counterparts shall have been delivered to such Loan Participant and its counsel:
(1) this Agreement;
(2) the Guarantee; and
(3) the Fee Letter.

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          (ii) Such Loan Participant shall have received the following, in each case in form and substance satisfactory to it:
          (1) a certified copy of the Articles of Incorporation and Bylaws of the Borrower and a copy of resolutions of the board of directors of the Borrower or the executive committee thereof, certified by the Secretary or an Assistant Secretary of the Borrower, duly authorizing the execution, delivery and performance by the Borrower of this Agreement, the Mortgage and each other document required to be executed and delivered by the Borrower on the Delivery Date in accordance with the provisions hereof and thereof;
          (2) a certificate of the Borrower as to the person or persons authorized to execute and deliver this Agreement, the other Operative Documents, and any other documents to be executed on behalf of the Borrower in connection with the transactions contemplated hereby and as to the signature of such person or persons;
          (3) a certified copy of the Articles of Incorporation and Bylaws of the Guarantor and a copy of resolutions of the board of directors of the Guarantor or the executive committee thereof, certified by the Secretary or an Assistant Secretary of the Guarantor, duly authorizing the execution, delivery and performance by the Guarantor of the Guarantee;
          (4) a certificate of the Guarantor as to the person or persons authorized to execute and deliver the Guarantee in connection with the transactions contemplated hereby and as to the signature of such person or persons;
          (5) an incumbency certificate of the Security Trustee as to the person or persons authorized to execute and deliver this Agreement, the Mortgage, and any other documents to be executed on behalf of the Security Trustee in connection with the transactions contemplated hereby and the signatures of such person or persons;
          (6) a copy of the resolutions of the board of directors of the Security Trustee, certified by the Secretary or an Assistant Secretary of the Security Trustee, duly authorizing the transactions contemplated hereby and the execution and delivery of each of the documents required to be executed and delivered on behalf of the Security Trustee in connection with the transactions contemplated hereby;
          (7) copies of the following as it relates to the Borrower: (i) its air carrier certificate (as defined in 49 U.S.C. Sec. 41101 and issued pursuant to Part 119 of the Federal Aviation Regulations) and (ii) its operations specifications certificate issued under Part 121 of the Federal Aviation Regulations; and
          (8) a copy of the articles of association of the Security Trustee, each certified by the Secretary or an Assistant Secretary of the Security Trustee.

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          (iii) Such Loan Participant shall have received such further “KYC” requirements from the Borrower and/or the Guarantor as it shall require to comply with its internal procedures.
          (iv) The Borrower and/or the Guarantor shall have paid, or made arrangements with such Loan Participant to pay, all fees, costs and expenses of such Loan Participant, the Agent and the Security Trustee that are then due and payable in accordance with Section 12 and the Fee Letter.
          (v) On the date hereof, no event shall have occurred and be continuing which constitutes (or would, with the passage of time or the giving of notice or both, constitute) an Event of Default.
          (vi) As of the date hereof, no Material Adverse Change has occurred since December 31, 2009 and is continuing.
          (b) Conditions Precedent to the Loan Participants’ Participation in a Designated Aircraft. It is agreed that the respective obligations of each Loan Participant to lend its Commitment to the Borrower in respect of each Designated Aircraft and Series is subject to the effectiveness of this Agreement under Section 4(a) and the satisfaction prior to or on the Delivery Date for such Designated Aircraft of the following conditions precedent:
          (i) Such Loan Participant shall have received due notice with respect to the Delivery Date for such Designated Aircraft pursuant to Section 2 hereof in the form of the Notice of Borrowing referred to therein (or shall have waived such notice either in writing or as provided in Section 2).
          (ii) No change shall have occurred after the date of the execution and delivery of this Agreement in applicable law or regulations thereunder or interpretations thereof by appropriate regulatory authorities which, in the reasonable opinion of such Loan Participant would make it a violation of law or regulations for such Loan Participant to make its Commitment for such Designated Aircraft available to acquire its Loan Certificate(s) or to realize the benefits of the security afforded by the Mortgage.
          (iii) On the Delivery Date of such Designated Aircraft, (A) (x) unless the Type A Loan Participants have previously established the Liquidity Margin pursuant to Section 3(c)(ii), the Type A Loan Participants are able to access U.S. dollars in the LIBOR or other applicable financial markets so as to fund (and to finance) their respective Loan to be made on such date to the Maturity Date and (y) the Type B Loan Participants are able to access U.S. dollars in the LIBOR or other applicable financial markets so as to fund (and to finance) their respective Loan to be made on such date to the succeeding Interest Payment Date and (B) no Material Adverse Change has occurred since December 31, 2009 and is continuing.
          (iv) (x) each Underwriter shall have received its installment of the structuring fee specified in Section 3(d), (y) the Agent shall have received its agency fee specified in Section 3(e) for the first year and (z) the Borrower and/or the Guarantor shall have paid, or made arrangements with such Loan Participant to pay, all other fees, costs

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and expenses of such Loan Participant, the Agent and the Security Trustee that are then due and payable in accordance with Section 12.
          (v) As of the Delivery Date of such Designated Aircraft, there shall not have occurred and be continuing, since the date hereof, an event or series of events (excluding ordinary business cycles and changes of a general nature in the global economy) which shall have a material adverse effect on the international commercial air cargo business and which would reasonably be expected to materially adversely affect the Borrower’s ability to perform its obligations under the Operative Documents; provided, that the condition precedent set forth in this clause (v) shall be deemed satisfied on the Delivery Date of each Designated Aircraft, unless all of the Loan Participants shall have unanimously determined that such an event or series of events has occurred and is continuing as of such Delivery Date.
          (vi) The following documents shall have been duly authorized, executed and delivered by the respective party or parties thereto, shall each be satisfactory in form and substance to such Loan Participant and shall be in full force and effect and executed counterparts shall have been delivered to such Loan Participant and its counsel, provided that only such Loan Participant shall receive an executed original of its Loan Certificate(s) to be issued to it:
          (1) the Mortgage and/or Mortgage Supplement covering such Designated Aircraft and dated the Delivery Date for such Designated Aircraft;
          (2) the Loan Certificates for such Series, with Annex A for each Loan Certificate (and the related Schedule 1 of the Mortgage Supplement for such Designated Aircraft) duly completed (which Annex A and related Schedule 1 to be prepared by the Agent) as provided in Section 3(a) hereof;
          (3) the Consent and Agreement in respect of such Designated Aircraft;
          (4) the Warranty Bill of Sale and FAA Bill of Sale for such Designated Aircraft;
          (5) the DERA for such Designated Aircraft; and
          (6) a copy of that portion of the Aircraft Purchase Agreement certified by a Responsible Officer of the Borrower as being a true and accurate copy of the same that relates to the Assigned Warranties and the related obligations of the Borrower or a successor in interest to the Borrower which has the right to exercise any such warranty.
          (vii) A Uniform Commercial Code financing statement or statements covering all the security interests created by or pursuant to the granting clause of the Mortgage that are not covered by the recording system established by the Federal Aviation Act shall have been authorized by the Borrower, and such financing statement or statements shall have been duly filed in all places deemed necessary or advisable in the

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opinion of counsel for the Loan Participants, and any additional Uniform Commercial Code financing statements deemed advisable by such Loan Participant shall have been authorized by the Borrower and duly filed and all other action shall have been taken as is deemed necessary or advisable, in the opinion of counsel for the Loan Participants, to establish and perfect the Security Trustee’s security interest in such Designated Aircraft.
          (viii) All appropriate action required to have been taken by the Federal Aviation Administration, or any governmental or political agency, subdivision or instrumentality of the United States, on or prior to the Delivery Date for such Designated Aircraft in connection with the transaction contemplated by this Agreement shall have been taken, and all orders, permits, waivers, authorizations, exemptions and approvals of such entities required to be in effect on such Delivery Date in connection with the transaction contemplated by this Agreement shall have been issued, and all such orders, permits, waivers, authorizations, exemptions and approvals shall be in full force and effect on such Delivery Date.
          (ix) On the Delivery Date for such Designated Aircraft, the following statements shall be true, and such Loan Participant shall have received evidence satisfactory to it (including a printout of the “priority search certificates” (as defined in the Regulations for the International Registry) from the International Registry relating to such Designated Aircraft (and the constituent Airframe and Engines)) to the effect that:
          (1) the Borrower has good title to such Designated Aircraft, free and clear of Liens other than (subject to filing and recording of the FAA Bill of Sale with the FAA if the Borrower does not already own such Designated Aircraft) the mortgage and security and international interests created by the Mortgage and the Mortgage Supplement for such Designated Aircraft and, if applicable, a Subordinated Lien;
          (2) the FAA Bill of Sale, the Mortgage and the Mortgage Supplement for such Designated Aircraft have been duly filed with the FAA for recordation (or are in form suitable for recordation and are in the process of being so filed for recordation) and there exist no Liens of record on such Designated Aircraft prior to the Lien of the Mortgage;
          (3) the international interest of the Mortgage Supplement with respect to the Airframe and Engines associated with such Designated Aircraft shall have been registered with the International Registry (or arrangements satisfactory to the Security Trustee for such registration immediately upon delivery shall have been made), and there exists no registered international interest on the International Registry prior to such international interest;
          (4) such Designated Aircraft has been duly certified as to type and airworthiness by the FAA, and the Borrower has authority to operate such Designated Aircraft (and such Loan Participant shall have received copies of the type certification and the airworthiness certificate for such Designated Aircraft); and

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          (5) the Security Trustee is entitled to the protection of Section 1110 of the United States Bankruptcy Code in connection with its right to take possession of such Designated Aircraft in the event of a case under Chapter 11 of the United States Bankruptcy Code in which the Borrower is a debtor.
          (x) On the Delivery Date of such Designated Aircraft, (A) the representations and warranties of the Borrower contained in Section 7 of this Agreement shall be true and accurate as though made on and as of such date except to the extent that such representations and warranties relate solely to an earlier date (in which case such representations and warranties shall be true and accurate on and as of such earlier date), and (B) no event shall have occurred and be continuing which constitutes (or would, with the passage of time or the giving of notice or both, constitute) an Event of Default.
          (xi) Such Loan Participant shall have received an opinions addressed to such Loan Participant and the Security Trustee from (i) Pillsbury Winthrop Shaw Pittman, LLP, special New York counsel to the Borrower and Guarantor and (ii) in-house counsel to the Borrower, each dated the Delivery Date of such Designated Aircraft, in form and substance reasonably satisfactory to the addressees thereof.
          (xii) Such Loan Participant shall have received an opinion addressed to such Loan Participant, the Security Trustee and the Borrower from special counsel in the jurisdiction in which such Designated Aircraft is to be registered as to matters relating to such registration and perfection of the mortgage lien on such Designated Aircraft contemplated hereby, in form and substance reasonably satisfactory to the addressees thereof.
          (xiii) Such Loan Participant shall have received from Vedder Price P.C., special New York counsel for the Loan Participants, an opinion satisfactory in substance and form to such Loan Participant, dated the Delivery Date of such Designated Aircraft, as to such matters incident to the transactions contemplated hereby as such Loan Participant may reasonably request.
          (xiv) Such Loan Participant shall have received a certificate signed by a Responsible Officer of the Borrower, dated the Delivery Date of such Designated Aircraft, addressed to the Loan Participant and certifying as to the matters stated in paragraphs (x), (xvi) and (xvii) of this Section 4(b).
          (xv) Such Loan Participant shall have received (A) an independent insurance brokers’ report and certificate(s) of insurance, in form and substance reasonably satisfactory to such Loan Participant, dated the Delivery Date of such Designated Aircraft, as to the due compliance with the terms of Schedule 1 to the Mortgage relating to insurance with respect to such Designated Aircraft, (B) confirmation from such broker that the type, scope and amount of the insurances evidenced by such insurance certificates and maintained by the Borrower in respect of such Designated Aircraft is consistent with market practice for major international cargo airlines flying comparable equipment as the Borrower and (C) a certificate, in form and substance

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reasonably acceptable to such. Loan Participant, signed by a responsible Officer of the Borrower confirming indemnification or insurance provided by the United States and evidence of such indemnification or insurance, if any.
          (xvi) On the Delivery Date of such Designated Aircraft, it shall be true that no Event of Loss (or event which with the passage of time would become an Event of Loss) with respect to such Designated Aircraft (or constituent Airframe) or any Engine has occurred.
          (xvii) No action or proceeding shall have been instituted nor shall governmental action be threatened before any court or governmental agency, nor shall any order, judgment or decree have been issued or proposed to be issued by any court or governmental agency at the time of the Delivery Date of such Designated Aircraft to set aside, restrain, enjoin or prevent the completion and consummation of this Agreement or the transaction contemplated hereby.
          (xviii) On the Delivery Date of Such Designated Aircraft, the Aircraft Manufacturer shall have received the entire purchase price of such Designated Aircraft due to it, such purchase price to have been funded by (i) the Loan made in respect thereof and (ii) equity provided by the Borrower or debt supported by a Subordinated Lien.
Promptly upon the recording of the Mortgage and the Mortgage Supplement at the FAA covering each Designated Aircraft pursuant to the Federal Aviation Act, the Borrower will cause Crowe & Dunlevy, P.C., special counsel in Oklahoma City, Oklahoma, to deliver to each Loan Participant and the Borrower an opinion as to the due and valid registration of such Designated Aircraft in the name of the Borrower, the due recording of the related FAA Bill of Sale, Mortgage and Mortgage Supplement and the lack of filing of any intervening documents with respect to such Designated Aircraft.
SECTION 5 Closing Procedure.
          (a) Following the Borrower’s notice of the Delivery Date for any Designated Aircraft as provided in Section 2 hereof, the Borrower will obtain an authorization code from the FAA for the international interest of the Security Trustee with respect to the Airframe and each Engine associated with such Designated Aircraft by filing with the FAA an FAA Entry Point Filing Form — AC Form 8050-135 and the parties will pre-position the related Mortgage and/or Mortgage Supplement with FAA counsel in Oklahoma City, Oklahoma, together with the FAA Bill of Sale for such Designated Aircraft and the application for registration of such Designated Aircraft in the name of the Borrower. On the Delivery Date of any Designated Aircraft and in sufficient time to permit the closing to occur during business hours of the FAA in Oklahoma City, Oklahoma, each Loan Participant will wire transfer its Commitment prior to 9:00 a.m. New York time for such Designated Aircraft to the Security Trustee. On the Delivery Date of any Designated Aircraft, by conference telephone call among the Aircraft Manufacturer, the Borrower, the Loan Participants (and/or their counsel acting on their behalf), the Security Trustee and FAA counsel, the Aircraft Manufacturer will authorize the filing of the FAA Bill of Sale for such Designated Aircraft to be delivered on such Delivery Date and the Borrower will (a) cause the ownership interest of the Airframe and each Engine associated with such

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Designated Aircraft to be duly registered with the International Registry as a contract of sale, (b) authorize the filing of the Mortgage and/or the Mortgage Supplement for such Designated Aircraft upon receipt by the Aircraft Manufacturer of the purchase price for such Designated Aircraft and receipt by the Borrower (or its order) of the Loan for such Designated Aircraft and (c) cause an international interest in the Airframe and each Engine associated with such Designated Aircraft listing the Security Trustee as creditor to be registered with the International Registry with respect to the Mortgage and the Mortgage Supplement for such Designated Aircraft. The irrevocable authorization to FAA counsel to date the FAA Bill of Sale for any Designated Aircraft and file the FAA Bill of Sale and the Mortgage and/or Mortgage Supplement for such Designated Aircraft will occur prior to the transfer of the Loan for such Designated Aircraft to or for account of the Borrower, but the filing will not occur until the earlier of the Aircraft Manufacturer’s receipt of the purchase price for such Designated Aircraft and of the Borrower’s (or its order) receipt of the funds at the designated account. The Loan Certificate(s) for each Designated Aircraft will be delivered to the applicable Loan Participants and legal opinions delivered to all parties immediately following the transfer of the related Loan as provided in Section 2(c).
          (b) The Borrower irrevocably authorizes FAA counsel to file with the FAA the Mortgage and/or Mortgage Supplement for each Designated Aircraft and register the appropriate International Interests with the International Registry for such Designated Aircraft following the closing of the financing for such Designated Aircraft. FAA counsel may rely, without any further investigation, on any statement or certification by the Security Trustee that the closing of the financing for any Designated Aircraft has occurred.
     SECTION 6 Extent of Interest of Holders.
     No Holder shall have any further interest in, or other right with respect to, the mortgage and security interests created by the Mortgage in respect of any Designated Aircraft when and if the Original Amount of and interest on all related Loan Certificate(s) held by such Holder and all other sums payable to such Holder hereunder, under the Mortgage and under such Loan Certificate(s) in respect of such Designated Aircraft shall have been paid in full, provided, however, to the extent, for any reason, any such sums paid to a Holder is rescinded or must otherwise be restored by such Holder, the obligations of the Borrower and the security interests created by such Mortgage shall be automatically reinstated with respect to such Holder and the Security Trustee, as applicable.
SECTION 7 Representation and Warranties.
          (a) Borrower’s Representations and Warranties. The Borrower makes the following representations and warranties set out in this Section 7 to each Loan Participant on the date hereof and on the Delivery Date of each Designated Aircraft (except to the extent such representation or warranties relates to an earlier date, in which case such representation or warranty shall only be made as to the date on which it is expressed to be made):
          (i) the Borrower is a corporation duly organized and validly existing in good standing pursuant to the laws of the State of Delaware; is duly qualified to do business as a foreign corporation in each jurisdiction in which its operations or the nature

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of its business requires, except where the failure to be so qualified would not have a Material Adverse Change on the Borrower or its business; is a U.S. Air Carrier; and has the corporate power and authority to engage in air transport and to carry on cargo service as presently conducted, to own such Designated Aircraft and to enter into and perform its obligations under the Operative Documents;
          (ii) it has duly authorized, executed and delivered this Agreement and each of the Operative Documents to which it is (or will be) a party, and each of the Operative Documents to which it is (or will be) a party constitutes, or when entered into will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity;
          (iii) neither the execution and delivery by the Borrower of the Operative Documents to which it is or will be a party, nor the consummation by the Borrower of any of the transactions contemplated hereby or thereby, nor the compliance by the Borrower with any of the terms and provisions hereof and thereof, (A) requires or will require any approval of its stockholders, or approval or consent of any trustees or holders of any indebtedness or obligations of the Borrower except such as have been (or will be) duly obtained, (B) violates or will violate its certificate of incorporation or by-laws, (C) contravenes or will contravene any provision of, or constitutes or will constitute a default under, or results or will result in any breach of, any indenture, mortgage, lease, chattel mortgage, deed of trust, conditional sale contract, bank loan or credit agreement, license or other agreement, instrument or contractual restriction to which it is a party or by which it is bound or (D) contravenes or will contravene any applicable law binding on it;
          (iv) no authorization of, giving of notice to, or registration with, or taking of any other action in respect of, any governmental authority or agency or any other applicable governmental authority or agency is required for the execution and delivery of, or the carrying out by, the Borrower of any of the transactions contemplated hereby or any other of the Operative Documents to which the Borrower is or will be a party, except for (A) the orders, permits, waivers, exemptions, authorizations and approvals of the regulatory authorities having jurisdiction over the operation of such Designated Aircraft by the Borrower, which orders, permits, waivers, exemptions, authorizations and approvals have been duly obtained or will on or prior to the Delivery Date of such Designated Aircraft be duly obtained, and will on such Delivery Date be in full force and effect, (B) any normal periodic and other reporting requirements under the Federal Aviation Act and the regulations promulgated thereunder and the applicable rules, and regulations of the FAA, in each case to the extent required to be given or obtained only after the Delivery Date of such Designated Aircraft and (C) any filings, registrations or applications specifically described in this Agreement;
          (v) there are no pending or, to the Borrower’s knowledge, threatened actions or proceedings against the Borrower before any court or administrative agency

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that would reasonably be expected to materially adversely affect Borrower’s ability to perform its obligations under the Operative Documents;
          (vi) except for (A) the filing with the FAA of an FAA Entry Point Filing Form — AC Form 8050-135 and the procurement of unique authorization codes for the registration of the ownership interest of the Borrower in the Airframe and each Engine associated with such Designated Aircraft represented by the contract of sale constituting the FAA Bill of Sale and/or the Warranty Bill of Sale and the registration of the Borrower’s ownership interest with respect to each contract of sale in respect of the Airframe and each Engine associated with such Designated Aircraft, the filing with the FAA of an FAA Entry Point Filing Form — AC Form 8050-135 as to the international interest of the Security Trustee with respect to the Airframe and each Engine associated with such Designated Aircraft and the procurement of unique authorization codes for each thereof and the registration of the Security Trustee’s international interest in the Airframe and each Engine associated with such Designated Aircraft with the International Registry, (B) the filing for recording pursuant to the Federal Aviation Act of the FAA Bill of Sale for such Designated Aircraft (and the application for registration of such Designated Aircraft in the name of the Borrower) and the Mortgage with the Mortgage Supplement for such Designated Aircraft, (C) the filing of financing statements (and continuation statements at periodic intervals) with respect to the interests created by such documents under the Uniform Commercial Code of Delaware and such other states as may be specified in the opinion furnished pursuant to Section 4(b)(xi)(i) hereof and (D) the affixation of the nameplates referred to in Section 3.04 of the Mortgage for such Designated Aircraft, no further action, including any filing or recording of any document (including any financing statement in respect thereof under Article 9 of the Uniform Commercial Code of any applicable jurisdiction), is necessary or advisable in order to establish and perfect the first mortgage Lien on such Designated Aircraft in favor of the Security Trustee pursuant to the Mortgage for such Designated Aircraft or to establish as against third parties the international interest under such Mortgage in any applicable jurisdiction in the United States;
          (vii) there has not occurred any event which constitutes a Default or an Event of Default under the Mortgage for such Designated Aircraft which is presently continuing;
     (viii) (x) The Original Financial Statements were prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto or as permitted by Form 10-Q in the case of interim unaudited consolidated financial statements);
          (y) The Original Financial Statements fairly represent in all material respects the consolidated financial condition and operations of the Guarantor as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated therein; and

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          (z) There has been no Material Adverse Change since December 31, 2009 except as disclosed by it to the Agent in writing prior to the date hereof;
          (ix) on the Delivery Date of such Designated Aircraft, the Borrower will have good title to such Designated Aircraft delivered on such Delivery Date free and clear of all Liens, except the Lien of the Mortgage for such Designated Aircraft and Inchoate Liens;
          (x) neither the Borrower nor anyone acting on behalf of the Borrower has directly or indirectly offered any interest in the Loan Certificates for such Designated Aircraft for sale to, or solicited any offer to acquire any of the same from, anyone other than the related Loan Participants and not more than 35 other institutions believed capable of evaluating and bearing the risks of investment in the transactions contemplated hereby;
          (xi) on the Delivery Date for such Designated Aircraft, such Designated Aircraft will have been insured by the Borrower in accordance with the terms of the related Mortgage, will have suffered no Event of Loss and will be in the condition and state of repair required under the terms of the related Mortgage, and, within two Business Days of the Delivery Date for such Designated Aircraft, such Designated Aircraft will have been duly certified by the FAA as to type and airworthiness;
          (xii) the Borrower is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940;
          (xiii) none of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Security Trustee or any Loan Participant in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;
          (xiv) no part of the proceeds of the Loan hereunder in respect of such Designated Aircraft will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board of Governors of the Federal Reserve, including Regulations U and X;
          (xv) (A) the Borrower: is a “transacting user entity” (as such term is defined in the Regulations of the International Registry); is “situated”, for the purposes of the Cape Town Convention, in the United States; and has the power to “dispose” (as such term is used in the Cape Town Convention) of the Airframe and related Engines financed on the Delivery Date of the related Designated Aircraft; (B) the Airframe and related Engines financed on the Delivery Date of the related Designated Aircraft are “aircraft objects” (as defined in the Cape Town Convention); (C) the United States is a Contracting State under the Cape Town Convention; (D) the FAA Bill of Sale for the

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Airframe associated with such Designated Aircraft and/or the Warranty Bill of Sale for such Designated Aircraft constitutes a “contract of sale” (as defined in the Cape Town Convention), and the Mortgage and the Mortgage Supplement for such Designated Aircraft conveys an international interest in such Designated Aircraft; and (E) the payment of principal of and interest on the Loan Certificates in respect of such Designated Aircraft, and the performance by the Borrower of its other obligations under the Operative Documents, are “associated rights” (as defined in the Cape Town Convention); and
          (xvi) In respect of such Designated Aircraft, there are no registrations on the International Registry in relation to the Airframe and each Engine associated with such Designated Aircraft other than those referred to in clause (vi)(A) above.
          (b) Representations and Warranties of the Security Trustee and Loan Participants. Each Finance Party hereby represents and warrants to each of the other Parties, as of the date hereof, that:
          (i) it is a duly organized, validly existing and (if applicable) in good standing under the applicable laws of its jurisdiction of organization;
          (ii) it has the full requisite power and authority, including trust power (if applicable), to execute, deliver and enter into the Operative Documents to which it is or is contemplated to become a Party, to comply with the terms hereof and thereof, and to perform its obligations hereunder and thereunder;
          (iii) it has duly authorized, executed and delivered the Operative Documents to which it is or is contemplated to become a Party and, assuming due execution and delivery by each of the parties thereto, each such Operative Document constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, receivership, reorganization, arrangement, moratorium or other similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law);
          (iv) without making any inquiries (legal, factual or otherwise), it does not have any knowledge of any circumstances that will give rise to a claim pursuant to Section 8(b) or 8(c) hereof; and
          (v) in the case of the Security Trustee, it is a transacting user entity.
          (c) Loan Certificates. Each Loan Participant severally represents and warrants that it is acquiring its interest in its Loan Certificates either (A) in the ordinary course of its general banking business or (B) for investment and not with a view to any distribution thereof that would require registration under the Securities Act, subject, however, to the disposition of its property being at all times within its control.

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     SECTION 8 Indemnities; Etc.
          (a) General Indemnity.
          (i) Subject to the exclusions stated in (b) below and the other limitations in this Section 8, the Borrower hereby agrees to indemnify each Indemnitee against, and agrees to protect, save and keep harmless each of them from any and all Expenses imposed on, incurred by or asserted against any Indemnitee arising out of or directly resulting from (A) the operation, possession, use, maintenance, overhaul, testing, registration, reregistration, delivery, non-delivery, lease, nonuse, modification, alteration, or sale of any Designated Aircraft, associated Airframe or any associated Engine, or any engine used in connection with any associated Airframe or any part of any of the foregoing by the Borrower, any lessee or any other Person whatsoever, whether or not such operation, possession, use, maintenance, overhaul, testing, registration, reregistration, delivery, non-delivery, lease, nonuse, modification, alteration, or sale is in compliance with the terms of the related Mortgage, including, without limitation, claims for death, personal injury or property damage or other loss or harm to any person whatsoever and claims relating to any laws, rules or regulations pertaining to such operation, possession, use, maintenance, overhaul, testing, registration, reregistration, delivery, non-delivery, lease, non-use, modification, alteration, sale or return including environmental control, noise and pollution laws, rules or regulations; (B) the manufacture, design, purchase, acceptance, rejection, delivery, or condition of any Designated Aircraft, associated Airframe or any associated Engine, any engine used in connection with any associated Airframe, or any part of any of the foregoing including, without limitation, latent and other defects, whether or not discoverable, or trademark or copyright infringement; (C) any breach of or failure to perform or observe, or any other noncompliance with, any covenant or agreement to be performed, or other obligation of the Borrower under any of the Operative Documents, or the falsity of any representation or warranty of the Borrower in any of the Operative Documents; (D) the offer, sale and delivery by the Borrower or anyone acting on behalf of the Borrower of any Loan Certificates or successor debt obligations issued in connection with the refunding or refinancing thereof (including, without limitation, any claim arising out of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other Federal or state statute, law or regulation, or at common law or otherwise relating to securities (collectively “Securities Liabilities”)) (the indemnity provided in this clause (D) to extend also to any Person who controls an Indemnitee, its successors, assigns, employees, directors, officers, servants and agents within the meaning of Section 15 of the Securities Act of 1933, as amended); and (E) the transactions contemplated by the Operative Documents or any lease under the Mortgage for any Designated Aircraft, any Event of Default under the Mortgage for any Designated Aircraft or the enforcement against the Borrower of any of the terms thereof (including, without limitation, Article IX of such Mortgage).

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          (ii) Claims Excluded. The foregoing indemnity shall not extend to any Expense of any Indemnitee to the extent attributable to one or more of the following:
          (1) acts or omissions involving the willful misconduct, fraud or gross negligence of such Indemnitee or any Person acting on behalf of such Indemnitee (other than gross negligence imputed to such Indemnitee solely by reason of its interest in the applicable Designated Aircraft);
          (2) the failure by such Indemnitee to perform or observe any agreement, covenant or condition in any of the Operative Documents applicable to it, including, without limitation, the creation or existence of a Finance Party Encumbrance (except to the extent such failure was caused directly by the failure of the Borrower to perform any of its obligations under the Operative Documents);
          (3) any representation or warranty by such Indemnitee in the Operative Documents or in connection therewith being incorrect in any material respect;
          (4) with respect to any Indemnitee, a disposition (voluntary or involuntary) by such Indemnitee of all or any part of such Indemnitee’s interest in any Loan Certificate, the Airframe associated with any Designated Aircraft, any Engine associated with any Designated Aircraft or in any Operative Document other than during the continuance of an Event of Default;
          (5) any Tax, or increase in tax liability under any tax law whether or not the Borrower is required to indemnify for such Tax pursuant to Schedule III hereto (such matter being the subject to the indemnity in Schedule III hereto);
          (6) a failure on the part of the Security Trustee to distribute in accordance with the Mortgage for any Designated Aircraft any amounts received and distributable by it thereunder;
          (7) any Claim to the extent such Claim would have arisen if such Indemnitee had not engaged in the transactions contemplated by the Operative Documents;
          (8) any Claim that constitutes a Finance Party Encumbrance attributable to such Indemnitee;
          (9) any Claim to the extent attributable to violations of applicable securities laws attributable to any Loan Participant’s own actions in connection with any offer, sale, assignment or other disposition of its Loans under this Agreement by such Loan Participant;
          (10) the authorization or giving or withholding of any future amendments, supplements, waivers, or consents with respect to any of the

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Operative Documents other than such as have been consented to, approved, authorized or requested by the Borrower;
          (11) any Expense which is specified to be for account of an Indemnitee pursuant to the Operative Documents without express right of reimbursement under any Operative Document;
          (12) any Claim to the extent it is an ordinary and usual internal operating expense of such Indemnitee other than such expenses caused by an Event of Default; or
          (13) any acts or events (other than acts or events related to the performance or failure to perform by Borrower of its obligations pursuant to the terms of the Operative Documents) that occur after the Security Trustee is required to release all Mortgage Collateral from the Lien of the Mortgage for any Designated Aircraft, except to the extent attributable to acts or events occurring prior thereto.
          The foregoing indemnity shall not extend to any Expense to the extent that such Expense is not caused by, or does not arise out of, an act, omission or event which occurs prior to the termination of the Lien of the Mortgage for any Designated Aircraft and the payment of all other payments required to be paid by the Borrower under the Operative Documents or that is expressly required by the terms of the Operative Documents to be paid by such Indemnitee.
          The Borrower further agrees that any payment or indemnity pursuant to this Section 8(b) in respect of any “Expense” shall be in an amount which, after deduction of all Taxes required to be paid by such recipient with respect to such payment or Indemnity under the laws of any Federal, state or local government or taxing authority in the United States, or under the laws of any taxing authority or governmental subdivision of a foreign country, or any territory or possession of the United States or any international authority, shall be equal to the excess, if any, of (A) the amount of such Expense over (B) the net reduction in Taxes required to be paid by such recipient resulting from the accrual or payment of such Expense.
          (iii) Claims Procedure. If a claim is made against an Indemnitee involving one or more Expenses and such Indemnitee has notice thereof, such Indemnitee shall promptly after receiving such notice give notice of such claim to the Borrower; provided that the failure to provide such notice shall not release the Borrower from any of its obligations to indemnify hereunder except to the extent that the Borrower is prejudiced as a result of the failure to give such notice in a timely fashion, and no payment by the Borrower to an Indemnitee pursuant to this Section 8(a) shall be deemed to constitute a waiver or release of any right or remedy which the Borrower may have against such Indemnitee for any actual damages as a result of the failure by such Indemnitee to give the Borrower such notice. The Borrower shall be entitled, at its sole cost and expense, acting through counsel reasonably acceptable to the respective Indemnitee, so long as the Borrower has acknowledged in writing its responsibility for such Expense hereunder (unless such Expense is covered by the second paragraph of this Section 8(a)(ii), except that such acknowledgment does not apply if the decision of a

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court or arbitrator provides that the Borrower is not liable hereunder), (A) in any judicial or administrative proceeding that involves solely a claim for one or more Expenses, to assume responsibility for and control thereof, (B) in any judicial or administrative proceeding involving a claim for one or more Expenses and other claims related or unrelated to the transactions contemplated by the Operative Documents, to assume responsibility for and control of such claim for Expenses to the extent that the same may be and is severed from such other claims (and such Indemnitee shall use its reasonable efforts to obtain such severance), and (C) in any other case, to be consulted by such Indemnitee with respect to judicial proceedings subject to the control of such Indemnitee and to be allowed, at the Borrower’s sole expense, to participate therein. The Indemnitee may participate at its own expense and with its own counsel in any judicial proceeding controlled by the Borrower pursuant to the preceding provisions. Notwithstanding any of the foregoing, the Borrower shall not be entitled to assume responsibility for and control of any such judicial or administrative proceedings if any Event of Default shall have occurred and be continuing, if such proceedings will involve a material risk of the sale, forfeiture or loss of any Designated Aircraft unless the Borrower shall have posted a bond or other security reasonably satisfactory to the relevant Indemnitee with respect to such risk or if such proceedings could entail any risk of criminal liability being imposed on such Indemnitee.
          The Indemnitee shall supply the Borrower with such information reasonably requested by the Borrower as is necessary or advisable for the Borrower to control or participate in any proceeding to the extent permitted by this Section 8(a)(iii). Such Indemnitee shall not enter into a settlement or other compromise with respect to any Expense without the prior written consent of the Borrower, which consent shall not be unreasonably withheld or delayed, unless such Indemnitee waives its right to be indemnified with respect to such Expense under this Section 8(a).
          The Borrower shall supply the Indemnitee with such information reasonably requested by the Indemnitee as is necessary or advisable for the Indemnitee to control or participate in any proceeding to the extent permitted by this Section 8(a).
          In the case of any Expense indemnified by the Borrower hereunder which is covered by a policy of insurance maintained by the Borrower (or any Lessee) pursuant to Article VI of the Mortgage for any Designated Aircraft or otherwise, it shall be a condition of such indemnity with respect to any particular Indemnitee that such Indemnitee shall cooperate with the insurers in the exercise of their rights to investigate, defend or compromise such Expense as may be required to retain the benefits of such insurance with respect to such Expense. Notwithstanding any of the foregoing to the contrary, with respect to any Expense which is covered under policies of insurance maintained by the Borrower (or any Lessee) pursuant to Article VI of the Mortgage for any Designated Aircraft or otherwise, the rights of an Indemnitee to control or participate in any proceedings shall be modified to the extent necessary to comply with the requirements of such policies and the rights of the insurers thereunder.
          To the extent of any payment of any Expense pursuant to this Section 8(a), the Borrower, without any further action, shall be subrogated to any claims the Indemnitee may have relating thereto. The Indemnitee agrees to give such further assurances or agreements and to

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cooperate with the Borrower to permit the Borrower to pursue such claims, if any, to the extent reasonably requested by the Borrower.
          In the event that the Borrower shall have paid an amount to an Indemnitee pursuant to this Section 8(a), and such Indemnitee subsequently shall be reimbursed in respect of such indemnified amount from any other Person, such Indemnitee shall promptly pay the Borrower the amount of such reimbursement, including interest received attributable thereto, provided that no Special Default or Event of Default has occurred and is continuing.
          (b) Tax Indemnities. The general tax and withholding tax indemnities are specified in Schedule III hereto, which provisions are incorporated herein by reference.
          (c) Increased Costs.
     (i) If, by reason of any Change in Law occurring after the date hereof:
               (x) a Loan Participant or any Holding Company of such Loan Participant has a reduction on its rate of return on its capital as relates to the class of assets and liabilities that includes its commitments and Loans (taking into account any Swap Transaction) made under this Agreement below that which such Loan Participant or Holding Company would have achieved but for such Change in Law (taking into account the capital adequacy policies developed by such Loan Participant in connection with the adoption and/or implementation of the Basel II and Basel III accords);
               (y) a Loan Participant or any Holding Company of such Loan Participant incurs a cost as a result of such Loan Participant entering into or assuming or maintaining a commitment or performing its obligations (including its obligation to participate in the making of the Loan or enter into any Swap Transaction) under this Agreement; or
               (z) there is any increase in the cost to a Loan Participant or any Holding Company of such Loan Participant of funding or maintaining all or any of the Loans (including any Swap Transaction) comprised in a class of loans formed by or including such Loan Participant’s share of the Loans made or to be made by such Loan Participant, including any reserve, special deposit or similar requirement assessed against assets of, deposits with or for account of, or credit extended by, such Loan Participant;
then, subject to the provisions of this Section 8(c), the Borrower shall, from time to time on demand of the Agent (on behalf of any Loan Participant), promptly pay to the Security Trustee for the account of that Loan Participant, amounts sufficient to hold harmless and indemnify such Loan Participant on an After-Tax Basis, from and against, as the case may be, (x) the reasonably allocable portion of any such reduction in the rate of return on capital, (y) any such actual cost, (z) any such increased cost (or such proportion of such increased cost as is reasonably attributable to its participating in the funding or maintaining of the Loans or any Swap Transaction) (together, “Increased Costs”); provided, that:

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          (1) the Borrower shall have no liability under this Section 8(c) in respect of any Taxes;
          (2) the Borrower shall have no liability under this Section 8(c) if (i) the Borrower elects to direct the transfer or to repay the affected Loans and cancels the affected commitments pursuant to Section 3(j) hereof (provided that the Borrower shall nevertheless be liable under this Section 8(c) for increased costs relating to the period prior to such prepayment and cancellation), (ii) such Loan Participant is not also seeking indemnification against similar increased costs, to the extent it is entitled to do so, in transactions with substantial borrowers (it being agreed that an officer’s certificate to the contrary from any such Loan Participant shall constitute sufficient evidence of such fact) or (iii) the claim for Increased Costs arises out of a voluntary relocation by such Loan Participant of its Facility Office;
          (3) such Loan Participant shall only be entitled to receive compensation for such Increased Costs from and after the time that is 120 days prior to the date the Increased Cost Notice referred below is received by Borrower; and
          (4) such Loan Participant will (at Borrower’s expense) use commercially reasonable efforts to mitigate the amount of the Increased Costs associated with such event, including designating a different Facility Office to hold the Loans if such designation will avoid or reduce such Increased Costs and will not, in the sole opinion of such Loan Participant, result in any economic, legal or regulatory disadvantage to such Loan Participant (other than economic disadvantages for which the Borrower has provided an indemnity acceptable to such Loan Participant).
          (ii) A Loan Participant intending to make a claim for increased Costs pursuant to Section 8(c)(i) shall, within 30 days after becoming aware of the same, provide written notice to the Agent and the Borrower in writing of the event by reason of which it is entitled to do so (the “Increased Cost Notice”); provided, that:
          (x) the Increased Cost Notice shall described the events giving rise to such Increased Costs, the basis for determining and allocating such Increased Costs and the amount of each request by such Loan Participant for compensation under this Section 8(c), together with a statement that the determinations and allocations made in respect of the Increased Costs comply with the provisions of this Section 8(c); and
          (y) such Loan Participant shall not be required to disclose any confidential information relating to the organization of its affairs, or its capital structure or return on capital.
          (iii) Certificate of Loan Participants. A certificate of a Loan Participant as to (i) any amount payable to it under this Agreement or (ii) the amount of any

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indemnity payable to it, or for its account, under this Section 8(c) shall, in either case and in the absence of manifest error, be prima facie evidence of the existence and amount of such obligation of the Borrower so long the underlying determinations and allocations are made on a reasonable basis.
          (iv) No Greater Obligation. Notwithstanding any other provision of this Agreement, if a Loan Participant changes its Facility Office or Agent changes the office through which it is acting or Agent or a Loan Participant assigns or transfers the whole or any part of the Loan or its rights, benefits or obligations under this Agreement and such change, assignment or transfer would at the date of such change, assignment or transfer subject the Borrower to any greater obligation or liability under this Agreement or any other Operative Documents than it would have been under on such date if no such change, assignment or transfer had then taken place, then unless such change, assignment or transfer was made at the request of the Borrower in order to mitigate or avoid the requirement for payment of additional amounts or increased costs or after the occurrence and continuation of an Event of Default, the Borrower shall not be obliged to pay any amounts in excess of the amount that it would have been obliged to pay had no change, assignment or transfer then taken place.
          (d) Illegality.
          (i) Notwithstanding any other provision in this Agreement, if any Change in Law or Illegality Event shall make it unlawful for any Loan Participant to maintain its Commitment or its portion of the Loans in respect of any Designated Aircraft, then the affected Loan Participant shall deliver to Borrower and Agent a written certification describing in reasonable detail the events giving rise to such unlawfulness. Upon receipt by Borrower of such notice, the Borrower and such Loan Participant shall negotiate for a period of 60 days in an effort to mitigate such illegality. During such mitigation period the affected Loan Participant shall not be required to make any Advances to the Borrower hereunder. If after such mitigation period, such unlawfulness cannot be resolved, then the provisions of clause (ii) below shall apply.
          (ii) If there shall have occurred and be continuing an event with respect to a Loan Participant of the type described in clause (i) above (an “Impaired Loan Participant”), then the Agent may and, if so instructed by the Borrower shall:
          (x) notify the Borrower and each other Loan Participant that such unlawfulness has occurred and give notice that (a) if no Advance shall then have been made by such Impaired Loan Participant, no Advance shall be made to the Borrower by such Impaired Loan Participant or (b) if an Advance shall then have been made by such Impaired Loan Participant, no further Advances shall be made to the Borrower by such Impaired Loan Participant, and request each other Loan Participant to take up the relevant portion of such Impaired Loan Participant’s commitments, if any, in which case each such other Loan Participant may (but shall not be obligated to) in its sole discretion assume its pro rata share of such Impaired Loan Participant’s commitments by providing written notice of such assumption to the Agent within five Business Days, and if such other Loan

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Participant does not so elect in writing to assume its pro rata share of the Impaired Loan Participant’s commitments, the Agent shall send a further notice to each remaining Loan Participant, which in turn may (but shall not be obligated to) in its sole discretion assume the remaining available commitments of such Impaired Loan Participant on a pro rata basis by providing written notice of such assumption to the Agent within five Business Days; and
          (y) notify the Borrower and each other Loan Participant that such unlawfulness has occurred and, to the extent that applicable laws do not require the immediate repayment of all or a portion of such Impaired Loan Participant’s Loans, request each other Loan Participant to assume the relevant portion of such Impaired Loan Participant’s Loans, in which case each such other Loan Participant may (but shall not be obligated to) in its sole discretion assume its pro rata share of such Impaired Loan Participant’s Loans by providing written notice of such assumption to the Agent within five Business Days and otherwise complying with the procedure set out in Section 16(c) hereof, and if any other Loan Participant does not so elect in writing to assume its pro rata share of the Impaired Loan Participant’s Loans, the Agent shall send a further notice to each remaining Loan Participants, which in turn may (but shall not be obligated to) in its sole discretion assume the remaining available Loans of such Impaired Loan Participant on a pro rata basis by providing written notice of such assumption to the Agent within five Business Days and otherwise complying with the procedure set out in Section 16(c) hereof; and
          (z) to the extent that any of such Impaired Loan Participant’s Loans are not assumed by one or more of the other Loan Participants as contemplated in clause (x) or (y) above, or that applicable laws require the immediate repayment of all or a portion of such Impaired Loan Participant’s Loans, require the Borrower to repay the Loans advanced by such Impaired Loan Participant in full together with accrued interest, Break Amount, if any, the Prepayment Fee, if any, and all other amounts accrued and owing to such Impaired Loan Participant under the Operative Documents, whereupon the Borrower shall on the date specified in such notice (which shall be the earlier of the date on which applicable laws require the immediate repayment of all or a portion of such Impaired Loan Participant’s Loans and the Interest Payment Date first occurring not earlier than ten Business Days from the date of such notice), repay in full all such amounts. In the case of any prepayment effected pursuant to this clause (z), (A) in respect of the Break Amount payable to any Type A Loan Participant in association therewith, only 50% of the component thereof constituting Liquidity Break Amount shall be payable; provided, that, as to any such Liquidity Break Amount calculation, the Liquidity Reserve Differential shall not include the reduction of 0.25% per annum set forth in the definition thereof and (B) in respect of the Prepayment Fee (if any) payable to any Type B Loan Participant in association therewith, only 50% of such Prepayment Fee shall be payable.

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For the avoidance of doubt, the failure by any Loan Participant to provide written notice of assumption of an Impaired Loan Participant’s commitments or Loans within the relevant time frame contemplated by clause (x) or (y) above, as applicable, shall be conclusive evidence that such Loan Participant has elected not to assume any such additional commitments or Loans. To the extent that any of such Impaired Loan Participant’s commitments or Loans are not assumed by one or more of the other Loan Participants as contemplated in clause (x) or (y) above, as applicable, the unassumed portion will be cancelled and the Commitments will be reduced accordingly.
     SECTION 9 Covenants of the Borrower.
          (a) Borrower Merger. The Borrower may not enter into any transaction (whether by way of reconstruction, reorganization, consolidation, amalgamation, merger, transfer, sale, lease or otherwise, a “Merger”) whereby all or substantially all of its undertaking, property and assets would become the property of any other Person or, in the case of any such Merger, of the continuing corporation resulting therefrom (the “Successor Corporation”) unless: (i) no Event of Default has occurred and is continuing or would result therefrom; (ii) the Person acquiring the undertaking, property or assets will become, or the Successor Corporation will be, liable for the obligations of the Borrower under the Operative Documents to which it is a party, and the Agent shall have received evidence reasonably satisfactory to it of such liability, (iii) such Person or the Successor Corporation is a corporation incorporated under the laws of any state in the United States (and, if not Delaware, all UCC filings shall have been effected in order to ensure that the Security Trustee continues to have a first priority and perfected lien against the Mortgage Estate in respect of each Designated Aircraft) and is a certified air carrier; (iv) all registrations, recordings and filings, and such other actions with respect to the Operative Documents, shall have been effected as shall be necessary or advisable in the reasonable opinion of the Agent to protect their security interest in each Designated Aircraft; and (v) such Person or the Successor Corporation has a Tangible Net Worth after giving effect to such Merger no less than the Tangible Net Worth of the Borrower immediately prior to such Merger (and the Agent shall have received evidence reasonably satisfactory to it to such effect). As used herein,
          “Tangible Net Worth” means, as at any date for any Person, the sum for such Person and its Subsidiaries (determined on a consolidated basis without duplication in accordance with generally accepted accounting principles), of the following:
     (a) the amount of capital stock, plus
     (b) the amount of surplus and retained earnings (or, in the case of a surplus or retained earnings deficit, minus the amount of such deficit), minus
     (c) the sum of the following: cost of treasury shares and the book value of all assets which should be classified as intangibles, including goodwill, minority interests, research and development costs, trademarks, trade names, copyrights, patents and franchises, and unamortized debt discount and expense.
          (b) U.S. Air Carrier. The Borrower covenants and agrees that at all times until the Lien of the Mortgage for each Designated Aircraft shall be discharged pursuant to

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Section 14.01 thereof, it will be an “air carrier” within the meaning of the Federal Aviation Act operating under certificates issued pursuant to Section 40102(a) of such Act and shall otherwise meet the standards of the definition of U.S. Air Carrier.
          (c) Further Assurances. The Borrower covenants and agrees with each party. hereto as follows:
          (i) The Borrower will cause to be done, executed, acknowledged and delivered all and every such further acts, conveyances and assurances as any Holder shall reasonably require for accomplishing the purposes of this Agreement and the other Operative Documents; provided that any instrument or other document so executed by the Borrower will not expand any obligations or limit any rights of the Borrower in respect of the transactions contemplated by any Operative Documents. The Borrower shall cause each Designated Aircraft to remain duly registered, in the name of the Borrower, except as otherwise required or permitted hereunder or under the related Mortgage, under the Federal Aviation Act.
          (ii) The Borrower, at its expense, will cause (A) the Mortgage, all Mortgage Supplements and all amendments to the Mortgage, in each case, for each Designated Aircraft, to he promptly filed and recorded, or filed for recording, to the extent permitted under the Federal Aviation Act, or required under any other applicable law, (B) subject only to the consent of the Security Trustee (or the Aircraft Manufacturer, in the case of the FAA Bill of Sale for any Designated Aircraft), the registration with the International Registry of the contract of sale and the international interests with respect to each FAA Bill of Sale and/or Warranty Bill of Sale, the Mortgage and Mortgage Supplement, in each case, for each Designated Aircraft, and (C) the Lien of the Mortgage for each Designated Aircraft to at all times be and remain a first priority and perfected Lien on the Mortgage Estate thereunder (subject to Inchoate Liens). The Borrower agrees to furnish the Security Trustee and the Loan Participants with copies of the foregoing documents with recording and registration data as promptly as practicable following the issuance of same by the FAA and the International Registry.
The Borrower shall pay all reasonable costs and expenses (including reasonable costs and disbursements of counsel) incurred by the Security Trustee and the Holders after the date hereof in connection with (x) any supplements or amendments of the Operative Documents (including, without limitation, any related recording and registration costs) requested by Borrower or otherwise reasonably required to effectuate the intent of the Operative Documents, (y) any Event of Default and any enforcement or collection proceedings resulting therefrom or in connection with the negotiation of any restructuring or “work-out” (whether or not consummated), or (z) the enforcement of this Section 9(c).
          (d) Financial Information. The Borrower shall supply or procure the supply to the Agent in sufficient copies for all the Loan Participants, to the extent such materials are not made available on the Guarantor’s website:
          (i) as soon as practicable and in any event within 120 days after the end of each fiscal year of the Guarantor, consolidated statements of income and cash

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flows and a consolidated statement of stockholders’ equity of the Guarantor and its Subsidiaries for such year, and a consolidated balance sheet of the Guarantor and its Subsidiaries as at the end of such year, setting forth in each case in comparative form corresponding consolidated figures from the preceding annual audit, all in reasonable detail and reported on by independent public accountants of recognized national standing selected by the Borrower (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Guarantor and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (except for inconsistencies required by changes to GAAP and changes approved by such accountants in accordance with GAAP);
     (ii) as soon as practicable and in any event within 90 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year of the Guarantor beginning after December 31, 2010, consolidated statements of income, stockholders’ equity and cash flows of the Guarantor and its Subsidiaries for the period from the beginning of the current fiscal year to the end of such quarterly period, and a consolidated balance sheet of the Guarantor and its Subsidiaries as at the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail and presenting fairly in all material respects the financial condition and results of operations of the Guarantor and its Subsidiaries, certified by the Guarantor’s chief executive officer or chief financial officer as having been prepared on a consolidated basis in accordance with GAAP consistently applied (except for inconsistencies required by changes to GAAP and changes approved by the accountants referred to in clause (i) above in accordance with GAAP), subject to normal year-end audit adjustments and the absence of footnotes; and
     (iii) The Borrower shall supply or procure the supply to the Agent in sufficient copies for all the Loan Participants, to the extent such materials are not made available on the Borrower’s website and provided that the Borrower is not prohibited or restricted by law from doing so:
          (x) promptly, any documents or information that the Guarantor files with the Securities and Exchange Commission and that is disclosable to the Guarantor’s shareholders; and
          (y) promptly, such further information regarding the Mortgage Estate in respect of each Designated Aircraft, financial condition, business and operations of the Borrower or the Guarantor as any Finance Party (through the Agent) may reasonably request.
     SECTION 10 Notices.
     All notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto shall be in writing and shall be personally delivered or

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sent by registered or certified mail, postage prepaid, or by facsimile, or by prepaid courier service, and shall be effective upon receipt.
     Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 10, notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses (or to their respective facsimile numbers) as follows: (a) if to the Borrower or the Security Trustee, to the respective addresses set forth in Section 14.06 of the Mortgage in respect of each Designated Aircraft, (b) if to a Loan Participant or the Agent, to the address set forth on Schedule I hereto, or (c) if to any subsequent Holder, addressed to such Holder at its address set forth in the Certificate Register maintained pursuant to the Mortgage in respect of the applicable Designated Aircraft.
     SECTION 11 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.
          (a) This Agreement shall in all respects be governed by, and construed in accordance with, the law of the State of New York, including all matters of construction, validity and performance.
          (b) Each party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Operative Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Operative Document shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any other Operative Document against another party or its properties in the courts of any jurisdiction.
          (c) Each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10. Nothing in this Agreement or any other Operative Document will affect the right of any party to this Agreement or any other Operative Document to serve process in any other manner permitted by law.

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          (e) EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     SECTION 12 Invoices and Payment of Expenses.
     The Security Trustee, the Agent and the Loan Participants shall promptly submit to the Borrower for its prompt approval copies of invoices of the Transaction Expenses (as defined below) as they are received. The Borrower agrees to pay Transaction Expenses promptly upon receipt of invoices of such Transaction Expenses. For the purposes hereof, “Transaction Expenses” means (i) with respect to the preparation, negotiation, execution and delivery of this Agreement (and the term sheet relating hereto) and the closing or anticipated closing of each Designated Aircraft on the related Delivery Date, the reasonable fees, and out-of-pocket expenses and disbursements of Crowe & Dunlevy, P.C., special counsel in Oklahoma City, Oklahoma and Vedder Price P.C., special counsel to the Loan Participants (subject to any fee arrangements as separately agreed), (ii) all fees, taxes and other charges payable in connection with the recording or filing of instruments and financing statements, or registration of any international interest with the International Registry, (iii) each Loan Participant’s reasonable and documented out-of-pocket costs and expenses relating to the negotiation and closing of this transaction, and (iv) the structuring fee of the Underwriters as separately agreed and the Security Trustee fee as separately agreed; provided the Transaction Expenses of a Loan Participant which fails to fund its Loan for any Designated Aircraft notwithstanding the satisfaction of the applicable conditions precedent shall not be subject to reimbursement.
     SECTION 13 Section 1110 Compliance.
     Notwithstanding any provision herein or elsewhere contained to the contrary, it is understood and agreed among the parties hereto that the transactions contemplated by this Agreement, and the other Operative Documents are expressly intended to be, shall be and should be construed so as to be, entitled to the full benefits of 11 U.S.C. Section 1110, as amended from time to time, and any successor provision thereto.
     SECTION 14 Confidentiality. Each party hereto shall, and shall use all reasonable efforts to ensure that its respective officers, directors, employees and agents, maintain as confidential and shall not, without the prior written consent of the Borrower and the Agent, disclose to any third party the terms of any Operative Document, or any of the information, reports, invoices or documents (except to the extent that it is available on the Guarantor’s

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website) supplied by or on behalf of any of the Parties, save that such party shall be entitled to disclose any such terms, information, reports, invoices or documents:
          (a) in connection with any proceedings arising out of or in connection with any of the Operative Documents to the extent that such party is advised by legal counsel that it is necessary to protect its interests or is legally required to do so; or if required to do so by an order of a court of competent jurisdiction whether in pursuance of any procedure for discovering documents or otherwise; or
          (b) pursuant to any law or regulation having the force of law (including rules and regulations of the SEC); or
          (c) to any fiscal, monetary, tax, governmental or other competent authority or supervisory boards and bodies; or
          (d) to its auditors, bankers, legal or other professional advisers (which are under an ethical obligation to or agree to hold such information confidential); or
          (e) in any manner contemplated by any of the Operative Documents; or
          (f) for due diligence purposes in connection with significant transactions or dealings involving any party, and which are outside the ordinary course of that party’s business, including investments, acquisitions or financings, to other potential parties to such dealings or transactions or their professional advisors, provided that such other parties (i) shall not be permitted to retain any copies of any of the Operative Documents or to disclose same to any third party; and (ii) shall enter into a confidentiality agreement on terms substantially similar to those contained in this Section 14, except that such confidentiality agreement shall not provide for any disclosure of the terms of the Operative Documents or any non-public information, including pursuant to tins due diligence exemption; or
          (g) if the information contained therein shall have emanated in conditions free from confidentiality restrictions from some person other than such party and such party would, but for the preceding provisions of this Section 14, have been free to disclose or use the same.
     SECTION 15 Nondisturbance.
     The Security Trustee and each Loan Participant each agrees that neither it nor anyone acting on its behalf will interfere in the Borrower’s quiet enjoyment of each Designated Aircraft so long as no Event of Default under the Mortgage relating to such Designated Aircraft shall have occurred and be continuing.
     SECTION 16 Miscellaneous.
          (a) The representations, warranties, indemnities and agreements of the Borrower, the Security Trustee and each Loan Participant provided for in this Agreement and each party’s obligations under any and all thereof, shall survive the expiration or other termination of this Agreement or any other Operative Document, except as expressly provided herein or therein.

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          (b) This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified, except by an instrument in writing signed by the party or parties thereto.
          (c) (i) This Agreement shall be binding upon and shall inure to the benefit of, and shall be enforceable by, the parties hereto and their respective successors and permitted assigns including each successive holder of any Loan Certificate(s) issued and delivered pursuant to this Agreement or the Mortgage for any Designated Aircraft whether or not an express assignment to any such holder of rights under the Agreement has been made.
          (ii) The Borrower may not assign any of its rights or obligations under this Agreement or the other Operative Documents except to the extent expressly provided thereby.
          (iii) The Loan Participants may not assign their Commitments without the express written consent of the Borrower. Each Holder may assign its Loan Certificates, in whole or in part, to any Person as provided in Section 2.08 of the Mortgage, which assignment shall be effected pursuant to an agreement substantially in the form of Exhibit B hereto. Notwithstanding anything to the contrary contained herein, without the consent of the Borrower, no Holder may assign its Loan Certificates, in whole or in part, (i) in any manner which would result in a violation of the Securities Act or any other applicable law, (ii) so long as no Event of Default shall have occurred and be continuing, to (A) any airline, commercial air carrier, air freight forwarder, entity engaged in the business of parcel transport or other similar business that is a competitor of the Borrower, or any Person controlling, controlled by, or under common control with any such entity or (B) any hedge fund, (iii) so long as no Event of Default shall have occurred and be continuing, in an original principal amount of less than $10,000,000, (iv) such that, after giving effect to such assignment there shall be more than eight different Loan Participants or Holders and (v) if the effect of such assignment were to in any way diminish as at the date of such assignment Borrower’s rights or increase the Borrower’s liability or obligations or amounts owing in respect thereof (including with respect to withholding taxes, increased costs, interest rate adjustments or Swap Breakage Loss) above that which would result or would have been incurred as at the date of such assignment had such assignment or participation not occurred. For the avoidance of doubt, in the event that a Holder assigns or transfers a Loan Certificate in accordance with the foregoing (other than upon request by the Borrower or after the occurrence and continuation of an Event of Default) and, as a result of circumstances existing at the date the assignment or transfer occurs the Borrower’s rights or obligations are so diminished or increased, as applicable, then the Borrower shall have no liability or obligations or owe any amounts in respect thereof (including with respect to withholding taxes, increased costs, interest rate adjustments or Swap Breakage Loss) above that which would result or would have been incurred had such assignment or participation not occurred as at such date. Subject to Section 2(a), effective upon the assignment of any Commitment, the assigning Loan Participant shall be relieved of its obligations in respect of such Commitment to the extent the assignee thereof shall have become obligated in respect

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thereof. The Borrower shall not be liable for any costs, fees or expenses in connection with any assignment of Commitments or transfer of Loan Certificates.
          (d) No Loan Participant shall have any obligation or duty to the Borrower, or to other Persons with respect to the transactions contemplated hereby except those obligations or duties of such Loan Participant expressly set forth in this Agreement and the other Operative Documents and no Loan Participant shall be liable for performance by any other party hereto of such other party’s obligations or duties hereunder. Without limitation of the generality of the foregoing, under no circumstances whatsoever shall any Loan Participant be liable to the Borrower for any action or inaction on the part of the Security Trustee in connection with the transactions contemplated herein, whether or not such action or inaction is caused by willful misconduct or gross negligence of the Security Trustee.
          (e) Any reference herein to an approval, consent or waiver to be given by the Loan Participants shall be deemed hereunder to be an approval, consent or waiver, as the case may be, if a Majority in Interest of Holders approve, consent or waive, as the case may be.
          (f) Anything herein to the contrary notwithstanding, any Loan Participant may pledge its Loans and related Loan Certificate to a Federal Reserve Bank, any European central bank or any other bank or other financial institution or authority in connection with a programmatic financing by such Loan Participant of certain of its assets.
          (g) The Operative Documents constitute the entire understanding of the parties relating to the subject matter thereof and supersedes all previous agreements, whether written or oral, concerning such subject matter.
          (h) If, at any time, any provision of the Operative Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.
          (i) In no event shall any Party be liable on any theory of liability for any special, indirect, incidental, consequential or punitive damages, and each Party hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
     SECTION 17 Patriot Act; Money Laundering.
          (a) Each of the Agent and the Loan Participants hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and the Guarantor, which information includes the name and address of the Borrower and Guarantor and other information that will allow each of the Agent and the Loan Participants (as the case may be) to identify the Borrower and the Guarantor in accordance with the Act.

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          (b) For the purpose of the German Money Laundering Act (Geldwäschegesetz), the Borrower hereby confirms that it is acting for its own account.
     SECTION 18 Registrations with the International Registry.
     Each of the parries hereto consents to the registration with the International Registry of the international interests with respect to the Mortgage and each Mortgage Supplement, in each case, for each Designated Aircraft, and each party hereto covenants and agrees that it will take all such action reasonably requested by the Borrower or the Security Trustee in order to make any registrations with the International Registry, including becoming a registry user entity with the International Registry and providing consents to any registration as may be contemplated by the Operative Documents.
     SECTION 19 The Agent.
          (a) Appointment Powers and Immunities. Each holder of a Loan Certificate hereby appoints and authorizes Nord/LB to act as Agent hereunder and under the other Operative Documents with such powers as are specifically delegated to the Agent by the terms of this Agreement and of the other Operative Documents, together with such other powers as are reasonably incidental thereto. Nord/LB accepts such appointment. The Agent (which term as used in this sentence and in Section 19(d) and the first sentence of Section 19(e) hereof shall include reference to Nord/LB’s affiliates and its own and its affiliates’ officers, directors, employees and agents): (i) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Operative Documents, and shall not by reason of this Agreement or any other Operative Document be a trustee for any holder of a Loan Certificate; (ii) shall not be responsible to the holder of a Loan Certificates for any recitals, statements, representations or warranties contained in this Agreement or in any other Operative Document, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Operative Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any Loan Certificate or any other Operative Document or any other document referred to or provided for herein or therein or for any failure by the Borrower or any other person to perform any of its obligations hereunder or thereunder; (iii) shall not be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Operative Document; and (iv) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other Operative Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct. The Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agent or attorneys-in-fact selected by it in good faith.
          (b) Reliance by Agent. The Agent shall be entitled to rely upon any certification, notice or other communication (including, without limitation, any thereof by telephone, telecopy, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper person or persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Agent. As to any matters not expressly provided for by this Agreement or any other Operative Document, the Agent shall in all cases be fully protected in acting, or in refraining from acting,

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hereunder or thereunder in accordance with instructions given by the Majority in Interest of Holders, as provided herein, or all of the holders of Loan Certificates as is required in such circumstance, and such instructions of such holder of a Loan Certificates and any action taken or failure to act pursuant thereto shall be binding on all of the holders of Loan Certificates.
          (c) Defaults. The Agent shall not be deemed to have knowledge or notice of the occurrence of a Default unless the Agent has received notice from a holder of a Loan Certificate or the Borrower specifying such Default and stating that such notice is a “Notice of Default”. The Agent shall (subject to Section 19(f) hereof) take such action with respect to such Default as shall be directed by the Majority in Interest of Holders, provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the holders of Loan Certificates except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Majority in Interest of Holders or all of the holders of Loan Certificates.
          (d) Indemnification. The holders of Loan Certificates agree to indemnify the Agent ratably in accordance with their respective Loan Certificates, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Agent (including by any holder of a Loan Certificate) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Operative Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof or of any such other documents, provided that no holder of a Loan Certificate shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Agent
          (e) Non-Reliance on Agent and Other Holder of a Loan Certificate. Each holder of a Loan Certificate agrees that it has, independently and without reliance on the Agent or any other holder of a Loan Certificate, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and the Guarantor and decision to enter into the Operative Documents to which it is or is to be a party and that it will, independently and without reliance upon the Agent or any other holder of a Loan Certificate, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement. The Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or the Guarantor of this Agreement or any of the other Operative Documents or any other document referred to or provided for herein or therein or to inspect their respective properties or books. Except for notices, reports and other documents and information expressly required to be furnished to the holders of Loan Certificates by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any holder of a Loan Certificate with any credit or other information concerning the affairs, financial condition or business of Borrower or the Guarantor (or any of their affiliates) that may come into the possession of the Agent or any of its affiliates.

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          (f) Failure to Act. Except for action expressly required of the Agent hereunder and under the other Operative Documents, the Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from the holders of Loan Certificates of their indemnification obligations under Section 19(d) hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.
          (g) Resignation or Removal of Agent. Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by giving notice thereof to the Holders, the Borrower and the Security Trustee, and the Agent may be removed at any time with or without cause by the Majority in Interest of Holders. Upon any such resignation or removal, the Majority in Interest of Holders (with, so long as no Event of Default has occurred and is continuing, the consent of the Borrower, not to be unreasonably withheld) shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Majority in Interest of Holders and shall have accepted such appointment within 30 days after the retiring Agent’s giving of notice of resignation or the Majority in Interest of Holders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the holders of Loan Certificates, appoint a successor Agent. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Section 19 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent. Unless an Event of Default has occurred and is continuing, a successor Agent shall be reasonably acceptable to the Borrower.
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          IN WITNESS WHEREOF, the parties hereto have caused this Facility Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

ATLAS AIR, INC., as Borrower
By:	/s/ Edward J. McGarvey
Vice President & Treasurer

BANK OF UTAH, as Security Trustee
By:	/s/ Brett King
Its: Vice President

NORDDEUTSCHE LANDESBANK GIROZENTRALE, as a Loan Participant and as Agent
By:	/s/ Harald Brauns
	Its:	Managing Director

By:	/s/ Tammo Reinmann
	Its:	Vice President

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as a Loan Participant
By:	/s/ Brian Bolotin
	Its:	Managing Director

By:	/s/ Charles Moran
	Its:	Director

[Facility Agreement [Atlas/747-8F 2011]]

BNP PARIBAS, as a Loan Participant
By:	/s/ Robert Papas
	Its:	Director Transportation Group Aviation Finance

By:	/s/ Stephanie Klein
	Its:	Associate

DEKABANK DEUTSCHE GIROZENTRALE, as a Loan Participant
By:	/s/ Angelika Beyer
	Its:	Angelika Beyer, Executive Director

By:	/s/ Jens Epping
	Its:	Jens Epping, Authorized Officer